UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Manitowoc Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

March 24, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held as a virtual meeting at www.virtualshareholdermeeting.com/MTW2022 on Tuesday, May 3, 2022, at 9:00 a.m., Central Daylight Time.

We encourage you to access and review all of the information contained in the Proxy Statement and accompanying materials before voting. The Proxy Statement and the Company’s Annual Report are available at www.proxyvote.com.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 19, 2022 to facilitate timely delivery.

The 2022 Annual Meeting of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 3, 2022
Meeting time:	9:00 a.m. Central Daylight Time
Virtual meeting site:	www.virtualshareholdermeeting.com/MTW2022
Meeting admission:	To attend the 2022 Annual Meeting by virtual presence online, you will need your control number included on your proxy card.

Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxyvote.com
Request materials:	Internet: www.proxyvote.com
Phone: 1-800-579-1639
Email: sendmaterial@proxyvote.com

The 2022 Annual Meeting of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect nine directors for one-year terms expiring at the 2023 Annual Meeting of Shareholders, all as set forth and described in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers; and
4.	To transact such other business as may properly come before the 2022 Annual Meeting.

Shareholders of record as of the close of business on March 2, 2022, are cordially invited to attend by virtual presence online and are entitled to vote at the 2022 Annual Meeting. However, whether or not you expect to attend the 2022 Annual Meeting by virtual presence online, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

PROXY SUMMARY

Board and Corporate Governance Highlights – As of May 4, 2022

COMPOSITION OF THE BOARD

BOARD INDEPENDENCE AND DIVERSITY

Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience.  Eight of our nine directors are independent and provide strong oversight of our long-term strategy.  We believe that directors with different backgrounds and experiences make our boardroom and the Company stronger.

The Company has always believed that strong corporate governance practices help create long-term value for our shareholders.  The commitment to transparent corporate governance guarantees that the Company is managed and monitored in a responsible and value-driven manner.  Our Corporate Governance Guidelines, along with the charters of each of our Board Committees and the key practices of our Board of Directors, provide the framework for corporate governance at the Company.

In 2021, the Corporate Governance Committee was renamed the Corporate Governance and Sustainability Committee. Its Charter was updated to reflect the committee’s oversight of Manitowoc’s strategy, initiatives, risks, opportunities, and related reporting with respect to significant environmental, climate change, health and safety, human rights, and corporate citizenship matters.  Also in 2021, the Company updated its Corporate Governance Guidelines to ensure that the Corporate Governance and Sustainability Committee considers the diversity of viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender identity, nationality, race, and ethnicity when identifying and recommending to the Board qualified candidates for Board membership.

The Corporate Governance and Sustainability Committee believes that our Board is most effective when it embodies a diverse set of viewpoints and practical experiences.

Proxy Summary

To maintain an effective Board, the Corporate Governance and Sustainability Committee considers how each nominee’s particular background, experience, qualifications, attributes, and skills will contribute to the Company’s success. As shown below, the members of our Board have a range of viewpoints, backgrounds, and expertise.

Board's Attributes and Skills
NAME	ANNE E. BÉLEC	ROBERT G. BOHN	ANNE M. COONEY	AMY R. DAVIS	KENNETH W. KRUEGER	ROBERT W. MALONE	C. DAVID MYERS	JOHN C. PFEIFER	AARON H. RAVENSCROFT
AGE	59	68	62	53	65	58	58	56	43
DIRECTOR SINCE	2019	2014	2016	2021	2004	2021	2016	2016	2020

SKILLS/QUALIFICATIONS/EXPERIENCE
BOARD OF DIRECTORS EXPERIENCE Experience as a public company board member.	●	●	●		●	●	●	●	●
CEO Experience as a public company CEO.		●			●		●	●	●
FINANCE AND ACCOUNTING Experience at an executive level or expertise with financial reporting, internal controls, finance companies or public accounting.	●	●			●		●	●	●
MANUFACTURING Experience at an executive level or expertise in managing a business or company that has significant focus on manufacturing.	●	●	●	●	●	●	●	●	●
GLOBAL EXPERIENCE Experience at an executive level overseeing international operations or working outside the U.S.	●	●	●	●	●	●	●	●	●
BUSINESS DEVELOPMENT AND STRATEGY Experience at an executive level driving strategic direction and growth of an enterprise.	●	●	●	●	●	●	●	●	●
SALES AND MARKETING Experience at an executive level with leading a sales organization or executing marketing strategies.	●	●	●	●		●	●		●
TECHNOLOGY Experience at an executive level or expertise in the use of information technology or other technology to facilitate business objectives.	●	●	●	●	●	●	●
GENDER DIVERSITY	●		●	●

Executive Compensation Highlights

The Compensation Committee believes the executive compensation program at Manitowoc is structured to align the interests of executives with those of our shareholders. These interests are met in rewarding value creation at all stages of the business cycle and providing an increasing percentage of performance-based compensation at higher levels of executive responsibility. This performance-based compensation is both market competitive and internally equitable.  The Company entered 2021 facing several challenges including the COVID-19 pandemic, uncertainty regarding demand of the Company’s products, labor shortages, and supply chain disruption. As a result of being faced with these business challenges, the Company took the following actions in 2021:

•	No changes to executive officer bases salaries
•	No adjustment to outstanding Short Term-incentive plan “STIP” or Long Term-incentive plan “LTIP” targets
•	Aligned executive compensation with the Company’s safety priorities

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors” or “Board”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as the “Company,” “we” or “our”), to the shareholders of the Company in connection with a solicitation of proxies for use at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) to be held as a virtual meeting at 9:00 a.m., Central Daylight Time, on Tuesday, May 3, 2022, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 24, 2022.

Who can vote?

On March 2, 2022, the record date for determining shareholders entitled to vote at the 2022 Annual Meeting, there were outstanding 35,262,565  shares of Company common stock, par value $0.01 per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote by attending the virtual meeting online or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the internet or telephone. Instructions on how to vote are set forth in the Proxy Materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxyvote.com. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. The Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.  If you are a shareholder of record, you may attend the 2022 Annual Meeting by virtual presence online and vote your shares at www.virtualshareholdermeeting.com/MTW2022 during the meeting.  You will need your control number found on your proxy card.  Follow the instructions provided to cast your vote.

How to obtain meeting materials

All Proxy Materials for the 2022 Annual Meeting, including this Proxy Statement and the 2021 Annual Report to Shareholders, are available on the internet at www.proxyvote.com. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy.  Shareholders will not receive printed copies of the proxy materials unless they request them.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.  Please make your request as instructed in that Notice on or before April 19, 2022 to facilitate timely delivery.

Who may attend the annual meeting by virtual presence online?

Only shareholders of record at the close of business on the record date (March 2, 2022), or their proxy holders or the underlying beneficial owners of the Common Stock, may attend the meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2022.

What do I need to do to attend the 2022 Annual Meeting by virtual presence online?

To attend the 2022 Annual Meeting by virtual presence online, please follow these instructions:

•

If shares you own are registered in your name, you may attend the 2022 Annual Meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2022 and by providing your control number found on your proxy card; or

•

If you hold your shares in “street name” (that is, through a broker, bank or other nominee), you must first obtain a proxy issued in your name from your broker, bank or other nominee before attending the 2022 Annual Meeting by virtual presence online at www.virtualshareholdermeeting.com/MTW2022.  You will need to provide your control number found on the proxy card provided by such bank, broker, or other nominee.

Solicitation and Voting

How can I participate in the 2022 Annual Meeting?

The 2022 Annual Meeting will be accessible only through the Internet. As with our 2021 Annual Meeting, this format is adopted out of an abundance of caution related to the continuing COVID-19 pandemic and the priority we place on the health and well-being of our shareholders, employees, and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location.

You are entitled to participate in the 2022 Annual Meeting if you were a shareholder as of the close of business on March 2, 2022. The 2022 Annual Meeting will begin promptly at 9:00 a.m. Central Daylight Time. Online check-in will begin at 8:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures.

Whether or not you participate in the 2022 Annual Meeting, it is important that your shares be part of the voting process.  The other methods by which you may vote are described above.

This year’s shareholders question and answer session will include questions submitted live during the 2022 Annual Meeting. Questions may be submitted during the 2022 Annual Meeting through www.virtualshareholdermeeting.com/MTW2022.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting by virtual presence online at the 2022 Annual Meeting. Attendance by virtual presence online at the 2022 Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the 2022 Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company’s Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the nine director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the internet pursuant to the rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, executive officers, employees, and agents of the Company. The directors, executive officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send Proxy Materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the 2022 Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the 2022 Annual Meeting attending by virtual presence online or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the 2022 Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned or postponed meeting, unless a new record date is or must be set for any adjourned or postponed meeting.

Solicitation and Voting

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (Proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (Proposal 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (Proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (a plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withheld” with respect to that director’s election. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.

Pursuant to the Company’s Restated By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withheld” is required to promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Corporate Governance and Sustainability Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.  Any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders of shares abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of the Company’s named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the nine directors named in proposal 1; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in proposal 2; and “FOR” approval of the compensation of the Company’s named executive officers in proposal 3.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine of the Company’s ten current directors are to be elected at the 2022 Annual Meeting. The nominees to the Board are Mses. Bélec, Cooney and Davis and Messrs. Bohn, Krueger, Malone, Myers, Pfeifer and Ravenscroft, all of whom are currently directors. Information regarding each nominee is set forth below. If elected, each individual will hold office for a one-year term expiring at the 2023 Annual Meeting of Shareholders, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first annual meeting held after reaching that age. In accordance with the age limit policy, Donald M. Condon who reached age 72 on May 17, 2021, will resign from the Board at the 2022 Annual Meeting.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

Information about the Company’s Director Nominees

The following sets forth certain information, as of March 2, 2022, about the Board’s nominees for election at the 2022 Annual Meeting.  All nine nominees were recommended to the Board by the Corporate Governance and Sustainability Committee.

Anne E. Bélec, 59, has been a director of the Company since 2019 and serves on the Company’s Audit and Compensation Committees. She is a senior executive with over 34 years of experience in sales, marketing, and customer service.  She had an extensive career at Ford Motor Company, holding successively senior positions, including Director, Global Marketing, and President and Chief Executive Officer, Volvo Cars N.A., Volvo Cars Corporation.  Ms. Bélec subsequently went on to hold several additional senior executive roles in the automotive and recreational products sectors, including Vice President and Chief Marketing Officer of Navistar, Inc. and Senior Vice President, Global Brand, Communications and Parts, Accessories and Clothing at Bombardier Recreational Products, Inc.  Ms. Bélec is the co-founder and presently serves as Chief Executive Officer of Mosaic Group, LLC, a firm offering outsourced marketing services for brands in Canada, the United States and globally.

Ms. Bélec’s extensive experience in sales and marketing makes her qualified to serve on the Company’s Board of Directors.

Robert G. Bohn, 68, has been a director of the Company since 2014 and serves on the Company’s Corporate Governance and Sustainability Committee as Chair and on the Audit Committee. He served as Chief Executive Officer of Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment, from 1997 until 2010, and as its Chair of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a director of Carlisle Companies Inc.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Anne M. Cooney, 62, has been a director of the Company since 2016 and serves on the Company’s Compensation Committee as Chair and on the Corporate Governance and Sustainability Committee. She served as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare, and infrastructure activities, from 2014 to her retirement in December 2018. Ms. Cooney joined Siemens in 2001 and held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney currently serves as a director of Summit Materials, Inc.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

Proposal 1 Election of Directors

Amy R. Davis, 53, has been a director of the Company since 2021 and serves on the Company’s Audit Committee.  She has served as the Vice President and President – New Power Business of Cummins Inc. since July 2020.  Ms. Davis previously served as Vice President of the global Filtration business at Cummins from June 2015 until July 2020, and as President of the Cummins Northeast distributor as an owner from 2010 until 2015.

Ms. Davis has extensive management and operational experience in the international operations of large, diversified manufacturers. Her experience in international market development, integration, and maximizing operational efficiency make her qualified to serve on the Company’s Board of Directors.

Kenneth W. Krueger, 65, has been a director of the Company since 2004, currently serves as the Non-Executive Board Chair and served as the interim President and Chief Executive Officer of the Company from October 2015 until March 2016. Mr. Krueger was the Chief Operating Officer from 2006 to 2009 and Executive Vice President from 2005 to 2006 of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer from 2000 to 2005 of A. O. Smith Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment, and Specialty Controls Group from 1999 to 2000 of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc. and Albany International Corporation.

Mr. Krueger has extensive financial, accounting, and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly-traded manufacturing company bring great focus to the Company’s accounting, auditing, and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chair.

Robert W. Malone, 58, has been a director of the Company since 2021 and serves on the Company’s Compensation Committee.  He has served as the Vice President and President – Filtration Group of Parker-Hannifin Corporation since December 2014.  Mr. Malone joined Parker in 2013 serving as Vice President of Operations for the Filtration Group where he was responsible for five of the group’s divisions and the group sponsor for four of the seven global filtration platforms.  Prior to Parker, Mr. Malone served as President and Chief Executive Officer for Purolator Filters with responsibility for the engineering, manufacturing, marketing, and sales of branded and private label filters to North American OEM and aftermarket customers.  Prior to Purolator Filters, Mr. Malone held senior leadership positions with ArvinMeritor Light Vehicle Aftermarket and Arvin-Kayaba, LLC.

Mr. Malone has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

C. David Myers, 58, has been a director of the Company since 2016 and serves on the Company’s Audit Committee as Chair and on the Corporate Governance and Sustainability Committee. He retired as President – Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as President, Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers serves as a director of The Boler Company (operating as Hendrickson International) and First American Funds.  Mr. Myers formerly served on the board of Children’s Hospital of Wisconsin.

Mr. Myers brings senior management, cyber-security expertise, accounting, and financial controls experience to the Company’s Board of Directors. The foundation of Mr. Myers’ financial controls and accounting expertise is from when he served as a senior manager at KPMG and continued through his service as Chief Financial Officer of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualified to serve on the Company’s Board of Directors.

John C. Pfeifer, 56, has been a director of the Company since 2016 and serves as a member of the Company’s Compensation and Corporate Governance and Sustainability Committees. He has served as the President and Chief Executive Officer for Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment since April 2, 2021.  Mr. Pfeifer previously served as President and Chief Operating Officer for Oshkosh Corporation from May 5, 2020 until April 2, 2021 and as the Executive Vice President and Chief Operating Officer from May 1, 2019 until May 5, 2020, where he was responsible for the company’s business portfolio and played a vital role in shaping strategy.  Mr. Pfeifer joined Oshkosh in 2019 after serving 13 years with Brunswick Corporation, most recently he was Senior Vice President of the Brunswick Corporation, and has served as President of Mercury Marine, a subsidiary of the Brunswick Corporation, since 2014. Mercury Marine is a multibillion dollar global manufacturer of marine propulsion

Proposal 1 Election of Directors

systems. Mr. Pfeifer previously served as Vice President – Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer.  Mr. Pfeifer serves as a director of Oshkosh Corporation.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Aaron H. Ravenscroft, 43, has served as President and Chief Executive Officer since August 2020. Mr. Ravenscroft joined Manitowoc as Executive Vice President of the Mobile Cranes business in March 2016, and in August 2017, he took responsibility for the Tower Cranes business. Prior to joining Manitowoc, Mr. Ravenscroft served as a Regional Managing Director at Weir Group's Mineral division from 2013 to 2016. From 2011 to 2013, he served as President of the Process Flow Control Group at Robbins & Myers. Prior to Robbins & Myers, Mr. Ravenscroft served as Regional Vice President of the Industrial Products Group for Gardner Denver from 2008 to 2011 and a series of positions with increasing responsibility at Wabtec from 2003 to 2008. Mr. Ravenscroft started his career as a sell side stock analyst at Janney Montgomery Scott following capital goods companies from 2000 to 2003.

In addition to serving as the Company’s President and Chief Executive Officer, Mr. Ravenscroft’s deep industrial expertise qualifies him to serve on the Company’s Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each of the nine above nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2022 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Restated By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously described, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the 2022 Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Company currently holds these votes annually. We believe the 2021 actual compensation paid to the named executive officers is commensurate with the Company’s 2021 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your approval of the compensation of the named executive officers, we direct you to the Compensation Discussion and Analysis section, including its Executive Summary, and the Executive Compensation section.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Highlights — As of May 4, 2022

BOARD MEMBER REPRESENTATION:

The Company believes that strong corporate governance is a critical element to achieving long-term shareholder value. We are committed to governance practices and policies that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

INDEPENDENCE

−  All of our director nominees, except our Chief Executive Officer, are independent

−  Audit, Compensation, and Corporate Governance and Sustainability Committees composed entirely of independent directors

BEST PRACTICES

−  Mandatory director retirement age

−  The Board of Directors includes three women

−  None of our director nominees are “overboarded” – four do not sit on any other public company Board of Directors, three sit on one other public company Board of Directors, and one sits on two other public company Board of Directors

−  Share ownership guidelines for Board of Directors and executives

−  Published Corporate Governance Guidelines

−  Published Global Code of Business Conduct applicable to our Board of Directors

−  Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually

−  Independent members of the Board of Directors meet regularly and frequently (at least four times per year) without management present

−  Non-Executive Board Chair

−  The Board of Directors and each Board Committee conducts an annual performance self-evaluation

ACCOUNTABILITY

−  Annual election of all members of the Board of Directors

−  Majority voting for members of the Board of Directors

−  Ability to remove members of the Board of Directors without cause

−  No supermajority voting provisions in our Amended and Restated Articles of Incorporation or Restated By-laws

−  Declassified Board of Directors

−  Right of shareholders holding 10% or more of our stock to call special meetings

−  Board Chair and Chief Executive Officer roles separated

RISK OVERSIGHT

−  The Board of Directors oversees the Company’s overall risk-management structure

−  Individual Board of Directors committees oversee certain risks related to their specific areas of responsibility

−  The Board of Directors oversees robust risk management processes throughout the Company

Corporate Governance

With the support and oversight of the Board and the Corporate Governance and Sustainability Committee the Company continues to focus on the Company’s strategy, initiatives, risk opportunities, and related reporting with respect to significant environmental, climate change, health and safety, human rights, and corporate citizenship matters. To learn more about the Company’s sustainability efforts and to access the Company’s Annual Corporate Sustainability Reports go to the Company’s website under “Investors – Environmental & Social” at www.manitowoc.com.

Governance of the Company

Composition and Independence. As of the Record Date (i.e., March 2, 2022) the Board is comprised of ten directors. In accordance with the Company’s age limit policy, Donald M. Cordon, who reached age 72 on May 17, 2021, will resign from the Board at the 2022 Annual Meeting. As a result, the size of the Board will, effective immediately preceding the 2022 Annual Meeting, be reduced from ten directors to nine.  Under the Company’s Restated By-laws, the number of directors may not be less than seven or more than twelve.

The Board of Directors has determined that the following non-employee directors –Anne E. Bélec, Robert G. Bohn, Donald M. Condon, Jr., Anne M. Cooney, Amy R. Davis, Kenneth W. Krueger, Robert W. Malone, C. David Myers, and John C. Pfeifer – do not have any material relationships with the Company, other than serving as directors, and that each is independent as defined in the Company’s Director Independence Criteria and under applicable law and the New York Stock Exchange (the “NYSE”) listing standards.  In determining whether a director has a material relationship with the Company, in addition to reviewing applicable laws and NYSE listing standards, the Board has adopted nine Director Independence Criteria which may be viewed on the Company’s website under “Investors – Corporate Governance” at www.manitowoc.com.  Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company.  In addition to the foregoing, in determining that Ms. Davis, Mr. Malone and Mr. Pfeifer were independent, the Board considered Ms. Davis’ role at Cummins Inc. (“Cummins”), Mr. Malone’s role at Parker-Hannifin Corporation (“Parker”) and Mr. Pfeifer’s role at Oshkosh Corporation (“Oshkosh”).  Cummins and Parker are suppliers to the Company and Oshkosh is a customer of the Company, as well as a supplier. Ms. Davis has served as the Vice President and President - New Power Business of Cummins since July 2020 and previously served as Vice President of the global Filtration business at Cummins from June 2015 until July 2020. Mr. Malone has served as the Vice President and President – Filtration Group of Parker since December 2014. Mr. Pfeifer has served as the President and Chief Executive Officer of Oshkosh since April 2, 2021, and previously served as President and Chief Operating Officer of Oshkosh from May 5, 2020 until April 2, 2021 and as the Executive Vice President and Chief Operating Officer of Oshkosh from May 1, 2019 until May 5, 2020. During 2021, the Company continued commercial relationships with Cummins, Parker and Oshkosh, paying Cummins approximately $11.8 million for goods and services (which represented about 0.05% of Cummins’ gross revenues), paying Parker approximately $5.0 million for goods and services (which represented about 0.04% of Parker’s gross revenues), selling Oshkosh approximately $0.7 million of goods and services (which represented about 0.04% of the Company’s net sales), and paying Oshkosh a nominal amount, which was less than $0.1 million for goods and services (which represented about 0.01% of Oshkosh’s gross revenues). All these transactions were conducted in arms’ length transactions in the normal and ordinary course of the Company’s business and were approved by the Audit Committee.

Aaron H. Ravenscroft, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines and Ethics. The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures.  The Board of Directors regularly reviews and, if appropriate, revises the Corporate Governance Guidelines and other governance instruments, including the charters of its Audit, Compensation, and Corporate Governance and Sustainability Committees, in accordance with rules of the SEC and the NYSE. The Board of Directors has also adopted a Code of Conduct that includes a Global Ethics Policy that pertains to all employees, including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer, and controller.

Copies of these documents are available, free of charge, on the Company’s website under “Investors – Governance” at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend the annual shareholder meeting of the Company.  All of our directors serving at the time attended the 2021 Annual Meeting of Shareholders or a replay of the 2021 Annual Meeting of Shareholders.

Meetings. During the fiscal year ended December 31, 2021, the Board of Directors met nine times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served.  As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2021.

Corporate Governance

Board Leadership Structure. The Board of Directors has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chair of the Board and Chief Executive Officer of the Company.  Among the factors considered by the Board in reaching this conclusion, the Board of Directors believes that it is important for Mr. Ravenscroft to focus solely on his responsibilities as President and Chief Executive Officer of the Company and that a Board member with a long-standing familiarity with the Company should serve as the Chair of the Board of Directors.

The Non-Executive Chair of the Board is an independent director.  The Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, the chairperson of the Corporate Governance and Sustainability Committee will serve as the lead director.  If for any reason the chairperson of the Corporate Governance and Sustainability Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis.  When a lead director is in place, the lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chair of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chair of the Board and Chief Executive Officer after each Board meeting to provide feedback to the Chair of the Board and Chief Executive Officer regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees. The Company has a standing Corporate Governance and Sustainability, Audit, and Compensation Committee of the Board of Directors, currently comprised of only independent directors as follows:

COMMITTEE	ANNE E. BÉLEC	ROBERT G. BOHN	DONALD M. CONDON, JR.	ANNE M. COONEY	AMY R. DAVIS	ROBERT W.MALONE	C. DAVID MYERS	JOHN C. PFEIFER
AUDIT COMMITTEE	✓	✓	✓		✓		Chair
COMPENSATION COMMITTEE	✓		✓	Chair		✓		✓
CORPORATE GOVERNANCE AND SUSTAINABILITY COMMITTEE		Chair		✓			✓	✓

Corporate Governance

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one of the responsibilities of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews risks identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the Company’s enterprise risk management process to identify enterprise risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, cyber-security, employment and labor, and strategic planning and the steps management has taken to monitor and control such risks). Appropriate members of the executive leadership team and management are responsible for management of the various risks related to each of the Company’s key business areas. During 2021, the Board of Directors and its committees also reviewed and discussed with management the continuous impact of COVID-19 on the Company’s employees, supply chain, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for the Company’s workforce and its supply chain’s workforce.  In 2021, the Audit Committee, and the full Board, reviewed with management the cyber-security incident that occurred in June 2021 and management’s response plan and mitigation activities.  The Audit Committee periodically receives updates about the results of cyber-security exercises and response readiness assessments.  The Board of Directors also received a briefing on cyber threats in order to enhance their literacy on cyber issues.

Succession Planning

Succession planning and leadership development are key priorities for the Board of Directors and management. The Board of Directors regularly reviews the Company’s succession planning activities in support of its business strategy, which includes a detailed discussion of the Company’s development programs, leadership bench, and succession plans with a focus on key positions at the senior executive level and other critical roles. The Board of Directors also has regular and direct exposure to potential future leaders at the Company through formal Board and Committee presentations and informal events.

Transactions with Related Persons

The Board of Directors has adopted written policies and procedures regarding the review, approval, and ratification of related party transactions.  For purposes of these policies and procedures:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and
•

a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest. Each executive officer, director or nominee for director is required to disclose to the Audit Committee certain information relating to related person transactions for review and approval or ratification by the Audit Committee. The Audit Committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the Audit Committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Audit Committee’s decision to approve or ratify a related person transaction is to be based on the Audit Committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company.  There were no related person transactions during 2021.

Corporate Governance and Sustainability Committee

The Corporate Governance and Sustainability Committee is also the Company’s nominating committee.  The purpose of the Corporate Governance and Sustainability Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees and to recommend to the Board the corporate governance principles and guidelines.  In 2021, the Corporate Governance and Sustainability Committee updated its Charter to assume responsibility for oversight

Corporate Governance

and review of the Company’s strategy, initiatives, risk opportunities, and related reporting with respect to significant environmental, climate change, health and safety, human rights, and corporate citizenship matters.  The Corporate Governance and Sustainability Committee has primary responsibility for oversight and review of these initiatives and report to the full Board, as needed.  The Corporate Governance and Sustainability Committee’s reviews the Company’s Annual Corporate Sustainability Report.  The Corporate Governance and Sustainability Committee Chair, along with the Chair of the Board, also conducts an annual performance assessment of the Chief Executive Officer.  The Corporate Governance and Sustainability Committee conducts an annual assessment of its own performance and also coordinates the annual evaluation of the Board.

All members of the Corporate Governance and Sustainability Committee are independent as defined in the Company’s Director Independence Criteria, applicable law and the corporate governance listing standards of the New York Stock Exchange.

The Corporate Governance and Sustainability Committee met four times during 2021.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (including the Company’s enterprise risk management process), (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual evaluation of its own performance.

All the members of the Audit Committee are “independent,” as defined in the Company’s Director Independence Criteria, the Audit Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to audit committees.  The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Myers, Bohn, and Condon are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

The Audit Committee met five times during 2021. For further information, see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that executive officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies.  The Compensation Committee reviews and approves compensation and benefits policies, strategies and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement, in accordance with applicable rules and regulations.  The Compensation Committee conducts an annual evaluation of its own performance.

All the members of the Compensation Committee are “independent” as defined in the Company’s Director Independence Criteria, the Compensation Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to compensation committees.  The Compensation Committee is primarily responsible for administering the Company’s executive compensation program.  As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the executive officers.  Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the Chief Executive Officer) and effectively implementing the executive compensation program, as established by the Compensation Committee.  To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee currently retains Willis Towers Watson as its independent compensation consultant.  The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Willis Towers Watson has given rise to any conflict of interest.

Corporate Governance

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans, and making decisions with respect to the compensation of executive officers, including the review and approval of merit/other compensation budgets and payouts under incentive plans;

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the Chief Executive Officer and other executive officers of the Company;

•

Annually evaluating Chief Executive Officer and executive officers’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group; and

•	Reviewing and recommending the compensation for non-employee directors for vote by the full Board.

The Compensation Committee met six times during 2021. For further information, see the Compensation Discussion and Analysis and the Compensation Committee Report below.

SHAREHOLDER ENGAGEMENT

The Company believes that meaningful corporate governance should include regular conversations between our management and our shareholders.  Our management team routinely meets with shareholders for conversations on a variety of topics, including but not limited to Company strategic growth initiatives, business performance, compensation, and environmental, social, and governance issues.  In addition, the Company solicits input from our investment community to better understand their perception of the Company’s performance and strategy.  In 2021, our management team held discussions with several top shareholders to garner their input on governance matters and practices. The Company collects the feedback from these sessions and presents it to the Board for its consideration.  The Board values an active and transparent investor relations program as it believes that shareholder input strengthens its role as an informed and engaged fiduciary.

Participants in Shareholder Engagement

•Board of Directors

•President and Chief Executive Officer

•Executive Vice President and Chief Financial Officer

•Other Executive Vice Presidents and Senior Vice Presidents

•Investor Relations

Types of Shareholder Engagement

•Annual meetings

•One-on-one meetings

•Shareholder calls

•Investor conferences

•Meetings and tours at Manitowoc facilities

•Hosting trade show tours

•Earnings calls

•Being accessible for shareholder inquiries

2021 Engagement Summary

The Company maintains its active shareholder engagement efforts with its shareholders both during and outside of the proxy season where management from various departments meet with shareholders regularly to discuss a variety of topics.  Highlights of our 2021 shareholder engagement are as follows:

•

The Investor Relations team reached out to the top 25 shareholders during 2021 to discuss environmental, social, and governance matters, and the Company’s executive compensation program as part of its shareholder engagement.

•

All the Company’s shareholders were given the opportunity to participate in a virtual shareholder forum on compensation matters prior to last year’s annual meeting of shareholders to ask questions of director and chairperson of the Compensation Committee, Anne Cooney, and provide feedback on the Company’s executive compensation program.

•

The Company hosted and web-streamed virtually an annual investor day event at the New York Stock Exchange (NYSE) during the fourth quarter to discuss the Company’s four strategic growth priorities and capital allocation strategies.

•	The Company’s Chief Executive Officer, Chief Financial Officer and Investor Relations team engaged in communication with the Company’s shareholders, retail investors, and analysts.
•

The Company continued to gain insights on its practices and policies and received positive feedback relating to the execution of strategy, corporate governance, executive compensation, environmental, health and safety practices, sustainability, and the Company’s investor relations activities.

•

Our Chief Financial Officer and/or Vice President of Marketing & Investor Relations provide feedback from the shareholder and analyst meetings to the Board on a quarterly basis.  Additional viewpoints and commentary from shareholders and analysts are incorporated into the Company’s comprehensive strategic review which is presented to the Board at least annually.

The Board considers feedback from these conversations during its deliberations, and the Company regularly reviews and adjusts applicable corporate governance structure and executive compensation policies and practices in response to comments from our shareholders.

Shareholder Engagement

Nominations of Directors

The Corporate Governance and Sustainability Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders. Pursuant to the Company’s Restated Bylaws and the Corporate Governance and Sustainability Committee Charter, the Corporate Governance and Sustainability Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”).  Any Qualified Shareholder must submit its recommendation no later than 120 calendar days before the date of the Company’s Proxy Statement is released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance and Sustainability Committee.  Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Communications to the Board of Directors” (which is also described below).  In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance and Sustainability Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Director Independence Criteria and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance and Sustainability Committee.

The Corporate Governance and Sustainability Committee did not receive, prior to the deadline noted above, any recommendations for director nominees from any Qualified Shareholder.

Consideration of Candidates for the Board of Directors who are Incumbent Directors. Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance and Sustainability Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance and Sustainability Committee or its chairperson and may include an interview of the director being evaluated.  If the director being evaluated is the chairperson of the Corporate Governance and Sustainability Committee, another Corporate Governance and Sustainability Committee member will be appointed by the Corporate Governance and Sustainability Committee to lead the evaluation. The Corporate Governance and Sustainability Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for the Board of Directors who are Non-Incumbent Directors. In the event of a vacancy in the Board of Directors, the Corporate Governance and Sustainability Committee will manage the process of searching for a suitable director. The Corporate Governance and Sustainability Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy.  The process may include the consideration of candidates recommended by executive officers, Board members, shareholders and/or a third-party professional search firm retained by the Corporate Governance and Sustainability Committee. The Corporate Governance and Sustainability Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third-party to be used to identify director candidates and/or evaluate any director candidates.  Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Company’s Director Independence Criteria and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934.  The Corporate Governance and Sustainability Committee is not required to consider candidates recommended by a shareholder except as set forth in the section captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth above.  If the Corporate Governance and Sustainability Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Director Qualifications and Diversity. The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors.  In identifying candidates for the Board of Directors, the Corporate Governance and Sustainability Committee considers foremost the qualifications and experience that the Corporate Governance and Sustainability Committee believes would best suit the Board’s needs created by each particular vacancy.  As part of the process, the Corporate Governance and Sustainability Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise.  Pursuant to the Company’s Corporate Governance Guidelines, the Corporate Governance and Sustainability Committee should consider diversity of viewpoints, backgrounds, experiences, expertise, and skill sets, including diversity of age, gender

Shareholder Engagement

identity, nationality, race, and ethnicity when identifying and recommending to the Board qualified candidates for Board membership.  In this process, the Board of Directors and the Corporate Governance and Sustainability Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation, or gender identity.

Communications to the Board of Directors

As set forth in the Company’s Corporate Governance Guidelines, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process.  If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of our Secretary.  Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;
2.

The basis of the party’s interest in the Company (for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned);

3.	The identity of the director or directors for whom such communication is intended;
4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;
5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and
6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with the Company’s management;
•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2021 and 2020

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

YEAR ENDED DECEMBER 31	AUDIT FEES	AUDIT RELATED FEES	TAX FEES	ALL OTHER FEES
2021	$2,069,000	$ —	$35,100	$2,745
2020	$1,603,000	$ —	$60,400	$2,745

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax fees primarily include fees associated with tax compliance, tax consulting, and domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s Audit Committee Charter requires that the Audit Committee pre-approve all non-audit services to be performed by the Company’s independent registered public accounting firm. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2022. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the 2022 Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2022 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
C. David Myers, Chair
Anne E. Bélec
Robert G. Bohn
Donald M. Condon, Jr.
Amy R. Davis

OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,540,367(1)	10.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,653,292(2)	7.5%
Invesco Ltd. 1555 Peachtree Street NE Suite 1800 Atlanta, GA 30309	1,945,667(3)	5.6%
Front Street Capital Management and Tarkio Fund 218 E. Front Street Suite 205 Missoula, MT 59802	1,925,757(4)	5.5%
Victory Capital Management Inc. 4900 Tiedeman Road 4th Floor Brooklyn, OH 44144	1,884,076(5)	5.3%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	1,848,126(6)	5.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,758,906(7)	5.0%

(1)

This information is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 27, 2022.  BlackRock reported that it may be deemed to have sole voting power with respect to 3,333,357 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 3,540,367 shares and no shared dispositive power with respect to any shares as of December 31, 2021.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2022.  Dimensional reported that it may be deemed to have sole voting power as to 2,599,311 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 2,653,292 shares and no shared dispositive power with respect to any shares as of December 31, 2021.

(3)

This information is based solely on a Schedule 13G filed with the SEC by Invesco Ltd. (“Invesco”) on February 14, 2022.  Invesco reported that it may be deemed to have sole voting power as to 1,941,383 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 1,945,667 shares and no shared dispositive power with respect to any shares as of December 31, 2021.

(4)

This information is based solely on a Schedule 13G filed with the SEC by Front Street Capital Management, Inc. (“FSC”) and Tarkio Fund (“TARKX”) on January 28, 2021.  FSC reported that it may be deemed to have sole voting power as to 144,065 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 933,092 shares and no shared dispositive power with respect to any shares of December 31, 2020; and TARKX reported that it may be deemed to have sole voting power as to 848,600 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 848,600 shares and no shared dispositive power with respect to any shares as of December 31, 2020.

(5)

This information is based solely on a Schedule 13G filed with the SEC by Victory Capital Management Inc. (“Victory”) on February 2, 2022.  Victory reported that it may be deemed to have sole voting power as to 1,864,776 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 1,884,076 shares and no shared dispositive power with respect to any shares as of December 31, 2021.

(6)

This information is based solely on a Schedule 13G filed with the SEC by AllianceBernstein L.P. (“AB”) on February 14, 2022.  AB reported that it may be deemed to have sole voting power as to 1,569,486 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 1,848,126 shares and no shared dispositive power with respect to any shares as of December 31, 2021.

(7)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2022.  Vanguard reported that it may be deemed to have sole voting power as to no shares, shared voting power as to 42,605 shares, sole dispositive power with respect to 1,697,918 shares and shared dispositive power with respect to 60,988 shares as of December 31, 2021.

Ownership of Securities

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the current directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of the Record Date (i.e., March 2, 2022). Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 2.52% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)		NUMBER OF DEFERRED COMMON STOCK UNITS BENEFICIALLY OWNED(2)
David J. Antoniuk	201,316	(3)(4)	0
Anne E. Bélec	23,865		0
Robert G. Bohn	46,225		0
Terrance L. Collins	58,061	(5)	0
Donald M. Condon, Jr.	44,617		1,932
Anne M. Cooney	44,518		0
Amy Davis	8,384
Thomas L. Doerr, Jr.	66,195	(6)	0
Kenneth W. Krueger	88,972		5,232
Robert W. Malone	8,384
Leslie L. Middleton	45,383	(7)	0
C. David Myers	52,122		0
John C. Pfeifer	44,518		0
Aaron H. Ravenscroft	163,558	(8)	0
Total of all current executive officers and directors as a group (14 persons)	896,118	(9)	7,164

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.
(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 125,062 shares that Mr. Antoniuk has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.
(4)	Includes 14,500 shares held by the David and Nancy Antoniuk JT/WROS.
(5)	Includes 39,450 shares that Mr. Collins has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.
(6)	Includes 39,066 shares that Mr. Doerr has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.
(7)	Includes 26,277 shares that Mr. Middleton has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.
(8)	Includes 111,004 shares that Mr. Ravenscroft has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.
(9)

Includes 340,859 shares that the Company’s current executive officers have the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2022 Annual Meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.  It is also intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years with the assistance of an outside consulting firm.

The 2021 compensation package for non-employee directors consisted of cash (annual retainers) and equity (stock) awards. No meeting fees were paid to non-employee directors in 2021. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships and committee chair responsibilities.

A significant portion of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2021, the equity award, consisting of a stock grant, was set based on the guideline value of $120,000. The number of shares granted were based on the closing stock price on February 24, 2021 (which was the date of the Board meeting). The accounting expense was based on the closing stock price as of the date of grant.

Equity awards made in 2021 to non-employee directors were granted under the Company’s 2013 Omnibus Incentive Plan. The Compensation Committee may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2021 compensation elements provided to the Company’s non-employee directors:

DIRECTOR PAY ELEMENT	AMOUNT
Annual Retainer for Board Chair (Non-Executive)	$125,000
Annual Retainer for Board Member[1]	$80,000
Annual Retainer for Lead Independent Director	$25,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Compensation Committee Chair	$15,000
Annual Retainer for Governance Committee Chair	$15,000
Annual Retainer for Audit Committee Member	$10,000
Annual Retainer for Compensation Committee Member	$7,500
Annual Retainer for Governance Committee Member	$7,500
Annual Equity Grant	$120,000

(1)	Increased from $75,000 to $80,000 effective May 2021.

Non-Employee Director Compensation

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2021.

NAME	FEES EARNED OR PAID IN CASH(1)	STOCK AWARDS(2)	TOTAL
Roy V. Armes	$46,667	$120,003	$166,670
Anne E. Bélec	$97,501	$120,003	$217,504
Robert G. Bohn	$105,001	$120,003	$225,004
Donald M. Condon, Jr.	$99,376	$120,003	$219,379
Anne M. Cooney	$101,251	$120,003	$221,254
Amy R. Davis	$22,917	$30,005	$52,922
Kenneth W. Krueger	$205,001	$120,003	$325,004
Robert W. Malone	$22,292	$30,005	$52,297
C. David Myers	$107,501	$120,003	$227,504
John C. Pfeifer	$95,001	$120,003	$215,004

(1)	Includes annual cash retainers for the board chair, board members, committee chairs and committee members.
(2)

Reflects the grant date fair value of stock granted in 2021, as computed under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value of stock granted in 2021 is calculated by multiplying the number of shares granted by the closing price of the Company’s common stock on the grant date. The stock granted in 2021 was not restricted and vested immediately upon grant. For 2021, Ms. Cooney and Messrs. Condon and Pfeifer each deferred their 2021 stock grant pursuant to the Company’s Deferred Compensation Plan. At December 31, 2021, no director had any restricted stock units outstanding.

Stock Ownership Guidelines for Non-Employee Directors

The Company’s corporate governance guidelines contain stock ownership guidelines for non-employee directors. The guidelines provide that each non-management director should acquire and hold stock of the Company with a value equal to five times the non-management director’s total annual cash retainer (excluding any additional retainer for committee memberships or chairpersonships, lead director or chairperson of the Board roles) with the compliance measured annually at the first Board meeting in a given year (a) commencing with the later of the first Board meeting in the sixth full calendar year after the director is first elected as a member of the Board,  or (b) December 31, 2019, based on each director’s stock ownership and the stock price as of the close of business on the last day of the preceding calendar year.   For purposes of the foregoing stock ownership requirement, restricted stock will be included but unexercised options will not be included.  If a director has not met the stock ownership requirement as of the end of a given calendar year (a) commencing as of the later of the end of the fifth calendar year after the director is first elected as a member of the Board, or (b) December 31, 2019, then the director must acquire shares during the subsequent calendar year equal in value to at least 50% of the total annual retainer paid or payable to the director during such subsequent calendar year, determined after tax. As of December 31, 2021, the non-employee directors were in compliance or projected to be in compliance (as applicable) with the stock ownership guidelines.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of his or her annual retainer, or equity grant, for future payment upon death, disability, termination of service as a director, a date specified by the Director, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the stock ownership guidelines applicable to the director by electing to defer a portion of his or her compensation under the Company’s Deferred Compensation Plan and investing in the Company’s stock.

COMPENSATION DISCUSSION AND ANALYSIS

2021 Executive Summary Introduction

The compensation discussion and analysis below, which should be read together with the compensation tables that follow in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the Named Executive Officers who are listed in the Summary Compensation Table in this Proxy Statement and who are listed below:

Aaron H. Ravenscroft	President & Chief Executive Officer
David J. Antoniuk	Executive Vice President & Chief Financial Officer
Thomas L. Doerr, Jr.	Executive Vice President, General Counsel and Secretary
Leslie L. Middleton	Executive Vice President, Americas and EU Mobile Cranes
Terrance L. Collins	Executive Vice President, Human Resources

I. EXECUTIVE SUMMARY

In 2021, the Company and its employees, customers, supply chain, and communities continued to be challenged by the COVID-19 pandemic. The Company continues to follow safety protocols designed to battle the spread of the virus, working to ensure employee health and safety.  Additionally, the Company has deployed policies, benefits, and pay practices to provide employees with the support they require during this challenging period while also helping the Company retain its talented and committed workforce. The Compensation Committee decided to keep executive officers base salaries flat during 2021, given the continued impact of COVID-19 on the business.

In 2021, the Company managed numerous COVID-related challenges with a focus on protecting long-term shareholder value by:

▪	Partnering with the Company’s suppliers to minimize the impact of supply chain disruption.
▪	Utilizing The Manitowoc Way, the Company leveraged its Lessons Learned Program to share best practices to protect employees, customers, suppliers, and their families from the spread of COVID-19.

Compensation Discussion and Analysis

II. PAY FOR PERFORMANCE

An essential part of the Company’s compensation programs involves continuing to align pay outcomes with safety, financial performance, and the performance of its stock. The Compensation Committee establishes meaningful goals for performance-based compensation, including performance measures, measure weighting and thresholds, targets, and maximums for its short-term and long-term incentive plan compensation. The Company  set targets based on its operating and strategic plans, which are intended to drive shareholder value.

2021 short-term incentive plan (“STIP”). The 2021 STIP was focused on three quantifiable performance measures: Adjusted EBITDA, Net Working Capital as a % of sales, and Safety Focused Hazard Observations (Safety SLAMs) with a weighting of 50%, 30%, and 20%, respectively.  These performance measures focus the Company’s executives on improving annual operating performance. The business performance produced an above target payout under its 2021 short term incentive program.

The Company uses Adjusted EBITDA and Net Working Capital as a % of sales, which are financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as metrics to evaluate the Company’s performance. The Company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization plus the addback of certain restructuring and other charges. Net Working Capital as a % of sales is defined as net accounts receivable, plus net inventory, less accounts payable, and accrued expenses divided by net sales. The Company believes these non-GAAP measures provide important supplemental information to shareholders regarding business trends that can be used in evaluating its results of operations because these financial measures provide a consistent method of comparing financial performance and are commonly used by investors to assess performance. These non-GAAP financial measures should be considered together with, and are not substitutes for, the GAAP financial information.

The Company believes the addition of Safety SLAMs align with the importance and priority of ensuring the safety and well-being of every Company employee.  SLAMs is an acronym for Stop-Look-Assess-Manage.  The proactive safety focused hazard observations help reduce the risk of avoidable safety incidents while increasing lessons learned, knowledge sharing, and teachings to avoid future injuries to employees.

In Q3 and Q4 of 2021, the Company completed the acquisition of substantially all the assets of Aspen Equipment Company (“Aspen”) and the crane business of H&E Equipment Services, Inc. (“H&E”), respectively. The acquisitions were excluded from the achievement used to determine the Company’s 2021 short-term incentive plan (“STIP”) payout. The Company elected to exclude the impact of the acquisitions in the 2021 STIP achievement as the performance metrics set by the Compensation Committee did not include acquisition growth.

The Company exceeded the 2021 performance targets for Adjusted EBITDA, Net Working Capital as a % of sales, and Safety SLAMs under STIP, resulting in an earned payout of 191.9% of target. The Company achieved, after adjustment for the exclusion of the impact of the acquisitions of Aspen and H&E: Adjusted EBITDA of $112.8 million, Net Working Capital as a % of sales of 20.5% and, the completion of 1,245 Safety SLAMs per 200,000 hours worked.

Compensation Discussion and Analysis

2019 long-term performance. The 2019 long-term performance share awards were based on two equally weighted metrics measured over a three-year performance period ended December 31, 2021: (a) Adjusted EBITDA Percent for the year ended December 31, 2021 and (b) relative Total Shareholder Return (“TSR”) as compared to companies in the S&P SmallCap 600 Industrials Index, excluding Commercial Services and Professional Services companies. In 2021, the Company had an Adjusted EBITDA Percent of 6.7% (see Annex A) including the impact of acquisitions, which is 40 basis points above its threshold, 170 basis-points below its target goal, which equated to a 40.7% payout (Adjusted EBITDA Percent is defined as Adjusted EBITDA divided by net sales). For the three-year performance period, the Company achieved a relative TSR of 34.0% which was in the 28th percentile of the selected peer group. Both Adjusted EBITDA and relative TSR were above threshold but below the target requirement, resulting in a payout of 37.4% for the 2019 performance share awards.

The 2021 acquisitions of Aspen and H&E were included in the achievement used to determine the Company’s 2019 long-term incentive plan payout.   The Company elected to include the impact of the acquisitions in the 2019 LTIP achievement as the Company’s long-term strategy includes growth through acquisitions.

The performance-based structure of the Company’s executive compensation program and its volatile stock performance has impacted equity payouts and the realized equity value for its executives, commensurate with returns to shareholders. The strong alignment between pay and performance is evidenced by the fact that the average level of performance share awards (“PSUs”) the Company’s NEOs earned over the last three years is 45.7% of target.

Compensation Discussion and Analysis

A reconciliation of Adjusted EBITDA excluding acquisitions (a non-GAAP financial measure) to Adjusted EBITDA including acquisitions (a non-GAAP financial measure) and further to Net income (loss) (the most directly comparable GAAP financial measure) and the calculation of Net Working Capital as a % of sales, which excludes the impacts of acquisitions, for the year ended December 31, 2021, is included in Annex A to this Proxy Statement.

2021 long-term incentive plan (“LTIP”). To complement the 2021 STIP, the 2021 LTIP utilized a combination of awards intended to enable the Company to attract and retain employees, while tying the achievement of those awards to the long-term performance of the Company and returns for its shareholders. 50% of the equity awards under the 2020 LTIP consisted of performance shares, earned upon achievement of specific performance goals measured over a three-year performance period. The remaining 50% of the equity awards consisted of restricted stock units.

2021 Say-on-Pay Advisory Vote

The Company’s say-on-pay advisory vote received support from approximately 67.0% of the shares voted in 2021, a decrease from the percentage of votes in support of executive compensation in 2020 and 2019. While still receiving a majority favorable vote by shareholders, the Compensation Committee viewed the relatively lower approval as an opportunity to continue engaging shareholders to better understand their views related to executive compensation and be able to answer any specific questions or concerns related to executive compensation program design, decisions, and policies.  See the section above titled “2021 Engagement Summary” for more details about out shareholder outreach activities during 2021.

Given the input received from shareholders, the Company believes that ongoing shareholder engagement is mutually beneficial.  Through shareholder outreach, the Company is afforded an opportunity to share its executive pay philosophy and steps taken to attract, reward, and retain top executive talent needed to execute Manitowoc’s growth strategy.  It also provided shareholders with an opportunity to share their respective executive compensation philosophies and the role they play when making investment decisions.  Shareholders’ views and the Company’s efforts, relative to Environmental, Social, and (Corporate) Governance (“ESG”), are also a part of conversations.  Based on discussions the Company had with shareholders and in consideration of their feedback, the Company believes that shareholders generally agree that the compensation delivered has been commensurate with performance. One of the things that we heard from shareholders is that they value ESG.  In response to such feedback, the Company decided to add an ESG performance metric to its 2021 STIP, which measured Safety SLAMs and accounted for 20% of the 2021 STIP payout. The Company’s ESG targets continue to evolve in 2022, expanding from a single safety metric to now include environmental, safety, and diversity metrics.

III. COMPENSATION GOVERNANCE

Compensation Oversight

The Compensation Committee of the Board, which is chaired by Anne Cooney, consists of five independent directors. The Compensation Committee must meet at least four times a year.  During 2021, the Compensation Committee met six times.  It has overall responsibility for:

▪	Reviewing and approving the corporate goals and objectives related to executive compensation,
▪	Setting compensation policy and benchmarking,
▪	Reviewing and approving the compensation levels and payouts for executive officers under the incentive compensation plans,

Compensation Discussion and Analysis

▪	Reviewing and commenting on the Company’s strategic and financial plan to determine their relationship to the compensation programs,
▪	Reviewing the Company’s process for managing and mitigating compensation-related risks,
▪	Recommending non-employee director pay levels based on input from third-party consultants,
▪	Ensuring regulatory compliance of all filings and compensation pay programs and practices, and
▪	Keeping abreast of all developments in executive compensation and employee compensation practices outside of the Company.

Compensation Policy and Practices

The Company’s executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices to help us achieve the high standards that the Company and its shareholders expect.

WHAT WE DO		WHAT WE DON’T DO

✓	Use multiple performance measures in connection with short-term and long-term incentive awards	✘	Provide gross-ups upon a change in control or have single-trigger cash severance provisions
✓	Limit both short-term incentive and performance share payouts to 200% of target	✘	Offer excessive perquisites to executive officers
✓	Have short-term incentive payouts which vary commensurate with the Company’s performance, and which reflect the Company’s performance versus goals during the respective annual periods	✘ ✘	Allow employees to pledge their holdings of Company securities or engage in hedging transactions involving Company securities Guarantee pay increases or incentive awards
✓	Use relative TSR as a metric for performance share grants, tying payouts to increasing shareholder value. If TSR is negative, the TSR portion of payout cannot exceed target of 100%	✘ ✘	Reprice options Design incentive plans that encourage excessive risk
✓	Provide long-term incentives to executive officers through equity-based awards that are “at risk”
✓	Maintain stock ownership guidelines for executive officers
✓	Support the Compensation Committee’s engagement of an independent compensation consultant, Willis Towers Watson, to assist with review of the Company’s executive compensation program
✓

Require executive officers to sign an employment agreement defining the terms of their employment, the terms in the event of a change in employment and all restrictive covenants by which executives are bound, during and after their employment

Use of an Independent Advisor

The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist in performing its duties.  Since 2014, the Compensation Committee has retained Willis Towers Watson, an executive consulting firm, as its independent compensation consultant to provide advice and information on the following:

▪	Compensation trends and market information to assist the Compensation Committee in fulfilling its duties,
▪	Executive compensation and changes to be considered to improve effectiveness consistent with our compensation philosophy,
▪	Market data and recommendations on Chief Executive Officer and executive officer compensation,
▪	Materials for Compensation Committee meetings (which are attended by members of the Willis Towers Watson team), and
▪	Best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

The Compensation Committee assesses Willis Towers Watson’s independence on an annual basis, taking into consideration the following factors, among others:

▪

The Compensation Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Compensation Committee.

▪	Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.

Compensation Discussion and Analysis

▪	The Compensation Committee retains ultimate decision-making authority for all executive pay matters and understands Willis Towers Watson’s role is simply that of advisor.
▪	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Compensation Committee.

The foregoing factors are relevant to the Compensation Committee’s ongoing and annual assessment to continue utilizing the compensation consultant services of Willis Towers Watson. For fiscal 2021, Willis Towers Watson also provided the Compensation Committee with a written assessment of the independence of Willis Towers Watson’s advisory work to the Committee. Willis Towers Watson provided executive compensation consulting services in the amount of $174,874. Based on the foregoing, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

The Annual Process

The Compensation Committee reviews an annual calendar each year, which sets out the items that will be addressed at each upcoming meeting. While the Compensation Committee’s primary focus is on reviewing and approving items related to executive officer compensation, it also annually approves various incentive plan designs and award achievements that apply more broadly across the Company. The Compensation Committee also reviews succession plans for the leadership team and any human resources and compensation-related risks and mitigation plans.

Compensation Peer Group

On an annual basis, the Compensation Committee reviews compensation data from third-party market surveys and a customized group of peer companies in order to obtain insight into market competitive pay levels for our named executive officers.  In 2021, the Compensation Committee used both third-party market survey data and peer group company data in making its compensation decisions.

Identifying a relevant compensation peer group is difficult, as the Company is the only stand-alone publicly traded crane company in the U.S. and one of only a few worldwide. As a result, we used both a quantitative and qualitative approach to our peer selection and our independent executive compensation consultant, Willis Towers Watson, performed the analysis for the Compensation Committee’s consideration.

In creating our peer group, companies were identified using the following criteria:

▪	Direct business and industry competitors,
▪	Executive talent competitors,
▪	Companies in industries with similar operational complexion, including exposure to cyclicality,
▪	Relative revenues between ~0.5x to 3x,
▪	Geographic presence.

Compensation Discussion and Analysis

The Compensation Committee reviewed and evaluated all the data, and adopted the following peer group as a result of this analysis:

2021 PEER GROUP

Enerpac Tool Group (formerly Actuant Corporation)	Harsco Corporation	Terex Corporation

Astec Industries, Inc.	Hyster-Yale Materials Handling, Inc.	The Greenbrier Companies, Inc.

Briggs & Stratton Corporation(1)	Kennametal Inc.	The Timken Company

Columbus McKinnon Corporation	Lincoln Electric Holdings, Inc.	Valmont Industries, Inc.

Flowserve Corporation	Meritor, Inc.	Wabash National Corporation

Gardner Denver Holdings, Inc. (now Ingersoll Rand, Inc.)	MYR Group Inc.

Graco Inc.	SPX Corporation
(1)	Stopped trading as a public company

Compensation Design

Executive Compensation Philosophy.  The Company executive compensation program is intended to align the interests of executives with the interests of shareholders as well as to motivate executives to maximize sustainable long-term total returns for shareholders. For these reasons, the Compensation Committee designs the executive compensation program to reflect the strategic priorities and cyclical nature of the business, with reference to practices observed within the Company’s industry and considered to be “best practice” by shareholders, to ensure alignment between executive pay and Company performance. An important element of the compensation program design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. The Company’s executive compensation program seeks to provide competitive total compensation opportunities to attract, motivate and retain highly qualified executives critical to the achievement of the Company’s financial and strategic goals.

The key objectives and elements of our compensation philosophy include the following:

Pay for Performance

A significant portion of the target compensation awarded to our executive officers is incentive-based and “at risk.” Incentives are only earned if specific financial and/or other performance goals are achieved. With respect to Company long-term incentive awards, the incentives increase or decrease in value based on the share price of Company stock. Incentive awards are based on achievement of specific goals and are capped at 200% of the targeted award opportunity.

Provide Market Competitive Compensation

Pay levels are targeted to be, on average, at market median levels. Other factors also taken into consideration include experience, length of service, individual performance, internal structure, internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

Encourage Long-term Service

The Company offers retirement and savings plans, including the Company’s 401(k) Retirement Plan and Deferred Compensation Plan, which are payable after retirement or separation from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

Align Interests with Our Shareholders

Long-term incentive awards to executives are solely equity-based, and executive officers are subject to stock ownership guidelines to ensure meaningful ongoing alignment with shareholders’ interests and market best practice.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC rules, the Summary Compensation Table shows the grant date fair value of long-term incentive plan grants. The grant date fair value is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Compensation Committee annually reviews executive officer pay, the past several years of actual realized and target compensation, outstanding long-

Compensation Discussion and Analysis

term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In setting market-based pay levels, the Compensation Committee reviews and relies primarily upon market data from surveys of comparably sized general industrial companies and peer group compensation data from an independent advisor. Survey and peer group data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation. For detailed information about the peer group used for this benchmarking, please see the above section entitled Compensation Peer Group.

Pay Mix.  Consistent with the Company’s pay philosophy, the majority of the target total direct compensation (i.e., the sum of base salary and target STIP and LTIP award grant date values) of the executive officers is “at risk,” because payment is based on achievement of specific financial and other performance goals (i.e., STIP payouts and performance shares) or the value realized is determined by the price of a share of stock (i.e., the value of restricted share units and performance shares).   The following charts illustrate that, in 2021, “at-risk” compensation accounted for 80% of the target total direct compensation for Mr. Ravenscroft and, on average, 72% of the other named executive officers’ target total direct compensation.

Award opportunities have typically been provided through a combination of short-term and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to The Company’s business strategy and long-term shareholder value creation.

Performance Measures Used in 2021.  The 2021 STIP and the 2021 LTIP collectively cover key financial measures that we believe will increase shareholder value over time while also emphasizing the importance of maintaining adequate liquidity for working capital requirements and future investment opportunities. The 2021 STIP performance measures exclude the impacts of the acquisitions of Aspen and H&E. The performance measures used in the design and the rationale for using such performance measures were as follows:

Compensation Discussion and Analysis

2021 Short-Term Incentive Plan(1)
PERFORMANCE MEASURES	RATIONALE

Adjusted EBITDA (weighted 50%), which is equal to net income (loss) interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges. In 2021 Adjusted EBITDA excluded acquisitions.

Adjusted EBITDA is a useful measure of the Company’s annual operating performance and is commonly used by investors and research analysts to assess results.
Net Working Capital as a % of sales (weighted 30%), which is equal to net accounts receivable, plus net inventory, less accounts payable and accrues expenses divided by net sales for the year.

Net Working Capital as a % of sales is a useful measure of the Company’s working capital turnover measuring the relationship between the funds used to finance the Company’s operations and the revenues the company used to continue operations and generate profits.

Safety SLAMs (Stop-Look-Assess-Manage) (weighted 20%), which is a proactive safety initiative that encourages employees to perform hazard observations to prevent employee injuries and other safety incidents, and is measured as the number of SLAMs performed per 200,000 hours worked.

SLAMs is a useful measure for safety performance as it is a leading indicator which has a direct correlation to the reduction of workplace incidents and injuries.  Typically, as SLAMs increase, workplace incidents and injuries decrease.

(1)	Adjusted EBITDA and Working Capital as a % of Sales reflect adjustments excluding the impact of the acquisitions of Aspen and H&E

2021 Long-Term Incentive Plan
PERFORMANCE MEASURES & EQUITY AWARD CATEGORIES	RATIONALE
Performance Shares (50% of the targeted value of the LTIP grant) earned based on the results of three measures:	The benefit of performance shares is that they align the interests of executives to the interests of shareholders through longer term performance metrics and share performance.

Adjusted EBITDA Percent for the three-year average from fiscal year 2021 to fiscal year 2023 (“Fiscal Year 2023 Adjusted EBITDA Percent”) (weighted 60%) is equal to net income (loss) before interest, income taxes, depreciation, and amortization, plus the addback of certain restructuring and other charges, divided by net sales.

Fiscal Year 2023 Adjusted EBITDA Percent is an important indicator to measure how much operating profit is generated for each dollar of revenue earned over the performance period.

Non-New Machine Sales (weighted 40%) is equal to revenue

derived from activities other than new equipment sales, including, but not limited to, used equipment sales, rental revenue, sales of parts, and service & training revenue during the three-year performance period.

Non-New Machine Sales is an important measure of how much the organization is generating sales from used equipment, aftermarket parts, rental, training, and field service work which aligns with the Company’s strategic priorities. And in the aggregate, non-new machine sales typically generate higher margins and are less cyclical in nature compared to new machine sales.

Relative Total Shareholder Return (“TSR”) (applied as a modifier of +/- 20%) not to exceed 200% achievement. If TSR is negative, the TSR portion of payout cannot exceed target of 100%.	Relative TSR as a modifier aligns payouts to our relative TSR performance and assesses the Company’s relative TSR to the Russell 2000 Index.
Restricted Stock Units (50% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date.

Restricted stock units are beneficial because they’re time based, vesting ratably over three years, they promote long-term retention of executive talent, and their value is tied to stock price appreciation.

Compensation Discussion and Analysis

IV. EXECUTIVE COMPENSATION

Overview of Executive Compensation

We believe the executive compensation program described in more detail below, by element and in total, best achieves the Company’s objectives.  The following table presents a summary of each element of the Company’s executive compensation program.

ELEMENT	PURPOSE	CHARACTERISTICS
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience, and performance relative to his or her current job	Not at risk; eligible for annual performance-based merit increase consideration and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual financial goals of the Company aligned to the key strategic objectives for the year	Performance-based cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific long-term financial goals and align executive compensation with shareholder value by paying long-term incentives in shares of our stock	All at risk with value driven by share price; half of the award opportunity is also performance-based with the amount realized, if any, by the executive dependent upon future performance
Retirement Benefits and Deferred Compensation	Encourage long-term service with the Company by providing retirement plan contributions that can grow in value over an executive’s career and opportunities to defer compensation	Both fixed and variable aspects; contributions drive growth of funds and future payments
Perquisites and Personal Benefits	Provide additional financial security and a competitive pay package that helps attract and retain qualified executives, though perquisites are limited	Generally fixed; actual cost is based on participation and usage
Employment Agreements and Severance Benefits	Defines terms of employment, severance, and restrictive covenants; provide continuity of the leadership team leading up to and after a change in control by providing severance benefits	Specifies minimum level of benefits while employed and severance benefits in the event employment is terminated without cause or for good reason, with enhanced benefits following a change in control.

Compensation Discussion and Analysis

2021 Pay Elements

The below sections describe additional details about each pay element that the Company granted and paid to its named executive officers during 2021.

Annual Base Salary.  As a result of the COVID-19 pandemic, the Compensation Committee and executive offers decided to keep executive officer base salaries flat during 2021. The following table outlines executive officer base salaries in 2021 compared to their base salaries in effect at the end of 2020.

NAME	FISCAL 2020 ($)	FISCAL 2021 ($)	PERCENTAGE INCREASE
Aaron H. Ravenscroft	$800,000	$800,000	0.0%
David J. Antoniuk	$522,700	$522,700	0.0%
Thomas L. Doerr, Jr.	$400,000	$400,000	0.0%
Leslie L. Middleton	$388,000	$388,000	0.0%
Terrance L. Collins	$372,600	$372,600	0.0%

Incentive Plans.  The Company provides short-term incentive and long-term incentive award opportunities to motivate the achievement of its business strategy by specifying key metrics of success. To drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;
•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;
•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and
•	Cover different time periods, with short-term incentive plans covering one year and long-term incentive plans typically covering three years, with an ongoing stock ownership requirement.

To best drive success, the Company believes a combination of performance measures should be used to ensure that executive officers are motivated and rewarded for managing the Company’s overall financial health and driving long-term sustainable growth in value for the Company’s shareholders.  As such, the short-term incentive plan and performance share component of the long-term incentive plan each use three performance metrics, which may change from year-to-year to reflect the critical areas of focus for the applicable performance period. The Compensation Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.  Short-term incentive awards are made under the 2013 Omnibus Incentive Plan and are referred to in this Proxy Statement as STIP awards. The 2021 STIP award was assessed at an overall Company performance level for all executive officers, based 50% on Adjusted EBITDA, 30% Net Working Capital as a % of sales and 20% Safety SLAMs. The Adjusted EBITDA (50%) metric was selected to focus the executive team on increasing shareholder value through profits generated in the year. Net Working Capital as a % of sales is defined as net accounts receivable, plus net inventory less accounts payable and accrued expenses divided by net sales.  Safety SLAMs is a proactive safety initiative that encourages employees to perform hazard observations to prevent accidents and injuries; this metric is measured by the number of Safety SLAMs performed per 200,000 hours worked.

Compensation Discussion and Analysis

The Compensation Committee determines the target short-term incentive award percentage for each executive officer based on the position’s impact, level of responsibilities, and short-term incentive levels of similar positions based on market data. The 2021 target short-term incentive award percentages (which are the same as the 2020 targets) for each of the named executive officers are set forth below.

NAMED EXECUTIVE OFFICER	2021 TARGET INCENTIVE (AS % OF BASE SALARY)
Aaron H. Ravenscroft	100%
David J. Antoniuk	75%
Thomas L. Doerr, Jr.	60%
Leslie L. Middleton	60%
Terrance L. Collins	60%

Awards earned under the 2021 STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, and the Compensation Committee may exercise discretion to reduce or increase the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Compensation Committee. Earned awards, if any, are fully paid out after the end of the year unless deferred under our Deferred Compensation Plan, which is described below.

The Company’s actual 2021 performance results were between target and maximum for Adjusted EBITDA, Net Working Capital as a % of sales and Safety SLAMs, resulting in a payout of 191.9% of target.  The 2021 STIP performance metrics excluded the impacts of the Aspen and H&E acquisitions. Presented below are the specific threshold, target, and maximum performance levels for the 2021 STIP awards, as well as 2021 actual results (dollars in millions):

	THRESHOLD	TARGET	MAXIMUM		RESULTING AWARD
MEASURE (WEIGHTING)	(50% Payout)	(100% Payout)	(200% Payout)	2021 ACTUAL	AS % OF TARGET[3]
Adjusted EBITDA ($M) (50%)[1,2]	$59.0	$75.0	$88.0	$112.7	200.0%
Net Working Capital as % of Sales (30%)	24.0%	22.0%	20.0%	20.5%	172.8%
Safety SLAMs (20%)	15% improvement (814 SLAMS per 200k hours)	20% improvement (850 SLAMS per 200k hours)	25% improvement (885 SLAMS per 200k hours)	1,245.0	200.0%
Total Payout as a Percent of Target[4]					191.9%

(1)	“Adjusted EBITDA” is equal to net income (loss) before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges.
(2)	Straight-line interpolation is used for calculating the payout between the specific performance levels.
(3)

A reconciliation of Adjusted EBITDA excluding acquisitions (a non-GAAP financial measure) to Net income (loss) (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

The actual 2021 STIP award payouts for the named executive officers are presented in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The potential dollar range of the 2021 STIP awards for each named executive officer is presented in the Grants of Plan-Based Awards table.

Use of Discretion. While the Compensation Committee is permitted to apply discretion in considering potential adjustments presented by management in order to assess performance of continuing operations, no discretion was used to pay awards under the 2021 STIP that would not have otherwise been earned.

Long-Term Incentives.  Long-term incentive award grants are made under the 2013 Omnibus Incentive Plan.  Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention, and motivation of executives and key employees.

For 2021, the Compensation Committee increased Messrs. Ravenscroft’s and Middleton’s regular target award value to reflect their promotions in 2020 to Chief Executive Officer and Executive Vice President, Americas and EU Mobiles, respectively.  The Committee also approved a one-time 30% increase in target LTIP for 2021 to Messrs. Antoniuk, Doerr, Middleton, and Collins, for retention purposes considering the unexpected impact of the

Compensation Discussion and Analysis

COVID-19 pandemic.  This one-time increase was delivered in the same equity mix as the regular 2021 LTIP award (i.e., 50% Performance Shares and 50% RSUs).  The regular target long-term incentive value approved for each named executive officer, plus the value of the additional 30% increase for 2021, as applicable, is set forth in the table below:

NAMED EXECUTIVE OFFICER	2021 TARGET LTIP VALUE	2021 LTIP GRANT VALUE(1)
Aaron H. Ravenscroft	$2,500,000	$2,500,000
David J. Antoniuk	$925,000	$1,202,500
Thomas L. Doerr, Jr.	$600,000	$780,000
Leslie L. Middleton	$500,000	$750,000
Terrance L. Collins	$486,000	$631,800
(1)	This includes the regular Target LTIP Value plus the one-time 30% increase.

In 2021, the long-term incentive awards to our named executive officers under the 2021 LTIP consisted of 50% performance shares, and 50% restricted stock units, of which the performance shares are considered “at risk” as they require the achievement of specific multi-year performance goals or stock price appreciation.

Grants under the 2021 LTIP were delivered as follows:

2021 Award Type (Weighting)	Performance Measure	Performance/Vesting Period

Performance Shares (50%)

▪  60% three-year average Adjusted EBITDA Percent

▪  40% Non-New Machine Sales

▪  Relative TSR applied as a modifier of +/-20% up to 200% achievement as compared to the Russell 2000 Index, but if negative the TSR portion of payout cannot exceed target of 100%.

Performance measured over three-year performance period ending on December 31, 2023 for Adjusted EBITDA and Relative TSR, and Non-New Machine Sales; performance share awards vest on the third anniversary of the grant date, if performance goals are met

Restricted Stock Units (50%)	▪ Value of restricted stock units that vest over time is tied to stock price appreciation	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date

Restricted Stock Units.  Restricted stock units that vest over time tie a portion of the recipient’s compensation to stock price appreciation, as stock price affects the value of the restricted stock units.  The restricted stock units granted to the named executive officers and other eligible employees during 2021 vest annually in 33.33% increments beginning on the first anniversary of the grant date.

Performance Shares.  Performance share award opportunities are provided to the named executive officers to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period are established by the Compensation Committee at the time of the award grant.

Performance Shares Granted in 2021. The 2021 performance share grant will vest following the third anniversary of the grant date based on Average Adjusted EBITDA Percent, and a relative TSR modifier assessed over a three-year performance period, and Non-New Machine Sales in each case concluding on December 31, 2023.

Compensation Discussion and Analysis

To emphasize the importance of long-term profitability and to focus the executive team on improving overall company performance on a year-to-year basis, the primary measure is our three-year average Adjusted EBITDA Percent.  The schedule for the 2021 awards is:

PERFORMANCE LEVEL	THREE-YEAR AVERAGE ADJUSTED EBITDA PERCENT (60% Weighting)	NON-NEW MACHINE SALES IN 2023 (40% Weighting)	AWARD PAYOUT (AS A % OF TARGET)
Maximum	7.70%	$536M	200%
Target	6.15%	$432M	100%
Threshold (no payouts below this level)	4.60%	$406M	50%

Adjusted EBITDA Percent is equal to net income (loss) before interest, income taxes, depreciation, and amortization, plus the addback of restructuring and certain other charges, divided by net sales.

Non-New Machine Sales is defined as any sales generated from anything other than new machines, including, but not limited to sales from used equipment, aftermarket parts, rental, training, and field service work.

Relative TSR is measured against the Russell 2000 Index.  TSR (for the Company and the comparator group) is defined as stock price appreciation (calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period) assuming any dividends are reinvested on the ex-dividend date over the three-year performance period. Depending on our relative TSR performance, the level of payout can be adjusted up or down by up to 20% (If negative, the TSR portion of payout cannot exceed target of 100%), with a performance schedule consistent with the Company’s pay-for-performance philosophy and current market practices. The payout schedule for the relative TSR modifier of the performance share grants is as follows:

PERFORMANCE PERCENTILE RANK	LTI PAYOUT MODIFICATION
Above 75th Percentile	20%
60th to 75th Percentile	10%
40th to 60th Percentile	No Change
25th to 40th Percentile	(10)%
Below 25th Percentile	(20)%

Note: Relative TSR modifier would adjust number of shares vested, and overall LTI payout after applying any modifier is capped at 200% of target. If absolute TSR is negative, the modifier cannot increase the payout.

Compensation Discussion and Analysis

Performance Shares Vesting in 2021 (2019 Performance Share Grant). The 2019 performance share grant, which is based on a three-year performance period beginning on January 1, 2019 and ending on December 31, 2021, was based on two equally-weighted metrics – Adjusted EBITDA Percent for the year ending December 31, 2021 (“Fiscal Year 2021 Adjusted EBITDA Percent”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index, excluding Commercial Services and Professional Services companies. For these purposes, Fiscal Year 2021 Adjusted EBITDA Percent is equal to net income (loss) before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period.  The shares earned based on the achievement of the performance goals are awarded on the third anniversary of the grant date, which was February 27, 2022.

METRIC	TIERS	ACTUAL PERFORMANCE	AWARD PAYOUT (AS A % OF TARGET)
Fiscal Year 2021 Adjusted EBITDA Percent[1] (50% Weighting)	Threshold: 6.3% Target: 8.4% Maximum: 11.0%	6.7% achievement	40.7%
Relative TSR (50% Weighting)	Threshold: 25.0% Target: 50.0% Maximum: 75.0%	28.0% achievement	34.0%
Combined Payout (as a % of Target)			37.4%

(1)

A reconciliation of Adjusted EBITDA including acquisitions (a non-GAAP financial measure) to Net income (loss) (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement as is the calculation of Adjusted EBITDA Percent for the years ended December 31, 2021 (i.e., Fiscal Year 2021 Adjusted EBITDA Percent).

Grant Guideline Development.  The Compensation Committee annually sets award guidelines for each executive officer and job classification level based upon survey market median levels, the Company’s executive compensation peer group, and the Company’s recent stock price. LTIP awards to named executive officers were made in the first quarter of 2021. Target grant levels for restricted stock units in 2021 were based on the closing stock price on February 24, 2021 (which was the date of the Board meeting). Target performance share grant levels in 2021 were determined by using a Monte Carlo valuation which was completed by WTW.

The grant date fair values of the 2021 equity grants are presented in the Grants of Plan-Based Awards table.

Retirement Benefits and Deferred Compensation.  To facilitate the long-term service of highly qualified executives and retirement savings, the Company provides the following retirement and deferred compensation plans:

401(k) Retirement Plan.  Active, regular, U.S. based employees, who are scheduled to work at least 20 hours per week and completed one hour of service (including the named executive officers), are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company safe harbor match. In addition, the plan has a profit-sharing component, in which the Company provides an annual fixed-percentage contribution of between 0% to 4% of eligible compensation. The value of Company annual matching and profit-sharing contributions to the 401(k) Retirement Plan under the Savings feature is presented in the Summary Compensation Table and the All Other Compensation Table.

Deferred Compensation.  To further assist in attracting and retaining highly qualified employees and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan, which may include a Company contribution. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation table and in the narrative following that table.  In addition, the value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table in the “All Other Compensation” column and in the All Other Compensation Table.

Perquisites and Personal Benefits.  In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to our named executive officers. In 2021, the Company provided the following: supplemental long-term disability insurance, car allowance, and tax preparation assistance for Mr. Ravenscroft related to his prior assignment in France.  The value of perquisites and supplemental benefits, in total and itemized, provided in 2021 are presented in the Summary Compensation Table and the All Other Compensation Table.

Compensation Discussion and Analysis

Tax Equalization Payments.  Tax equalization payments are made to Mr. Ravenscroft, or to the applicable taxing authority on his behalf, to ensure that, on an after-tax basis, he receives the same level of compensation as if he were subject to taxation only in the United States. The aggregate incremental cost to us of this tax equalization arrangement is shown in the All Other Compensation column of the Summary Compensation Table and in the Other column of the All Other Compensation Table.

Employment Arrangements.  In February 2021, the Company entered into employment agreements with Messrs. Ravenscroft, Antoniuk, Middleton, Doerr, and Collins (the “Employment Agreements”).  The Employment Agreements establish the compensation that the Company will pay to each of the named executive officers while employed and set forth the severance benefits they will receive upon certain terminations of employment, both before or within two years after, a change of control. Before the Company entered into the Employment Agreements, the Company had Contingent Employment Agreements in place with each of the named executive officers, which were terminated when the Company entered into the Employment Agreements. Additional information about the Employment Agreements and Contingent Employment Agreements is set forth below in the Post-Employment Compensation section of this Proxy Statement.

Other Executive Compensation Policies and Considerations

Stock Awards Granting Policy.  In 2021, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees.  In 2021, stock awards to executive officers consisted of performance shares and restricted stock units.  Annual stock awards are generally granted in February.  Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times granted to executives and key employees at the time they become executives or key employees of the Company.  In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards.  If the Company grants stock options, then the exercise price of stock options is the closing trading price on the grant date.

Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines for our executive officers. The guidelines provide that within five years from the executive’s start date or promotion date, the executive officer should hold an amount of stock with a value at least equal to the following:

•	Chief Executive Officer: five times base salary
•	Other Executive Officers: three times base salary

Stock ownership includes shares owned outright, restricted stock, restricted stock units, performance stock adjusted for expected achievement based on current performance trends, and stock equivalents held in deferred compensation and/or retirement plans. Additionally, one-half of the guideline amount can be met by vested, in-the-money stock options held by the executive officer.  As of December 31, 2021, all named executive officers were in compliance with such guidelines.

If an executive officer does not meet the relevant ownership guideline on the applicable measurement date, the executive officer must retain all net shares from the exercise of stock options and the vesting of restricted shares, restricted stock units, and performance shares until compliance is achieved.

Securities Trading Policy.  The Company maintains an Insider Trading Policy that imposes specific standards on directors, executive officers, and employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits directors, executive officers, and employees from pledging their holdings of Company securities, trading in puts, calls, and other derivative securities on stock of the Company, and purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks. The Company’s Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under Section 304 of the Sarbanes-Oxley Act of 2002.

Risk Assessment of Compensation Practices. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements.  In 2021, the Compensation Committee conducted an evaluation of the Company’s compensation arrangements for executive officers and non-executive officers and the incentives created by such arrangements for

Compensation Discussion and Analysis

employees to take risks. As a result of this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following risk mitigating features of the Company’s compensation program:

•

Pay Mix.  The Company’s executive compensation program primarily consists of base salary, short-term incentive compensation, and long-term incentive compensation. Base salaries are targeted at median, which mitigates the need for our executive officers to take significant risks to earn average compensation. However, we also place a sufficient portion of each executive officer’s pay at risk to ensure that the interests of our executives are well-aligned with those of our shareholders, driving long-term shareholder value.

•

Time Horizon.  The Company’s 2019, 2020 and 2021 LTIP awards are based on a three-year performance period, which encourages employees to focus on sustained performance of the Company over the long-term, rather than taking short-term risks.

•

Performance Goals.  The Company’s STIP and LTIP goals are set at levels that are attainable without taking inappropriate risks, but that still require stretch performance. The Company also caps its STIP and LTIP payouts at 200% of the target payout amount for each of its executives, which further helps control excessive risk taking at the expense of longer-term financial success.

•

Stock Ownership Guidelines and Hedging Policies.  The Company has stock ownership guidelines in place for each of its named executive officers, which further aligns the interests of its executive officers with those of shareholders. The Company also prohibits employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended by the Tax Cuts and Jobs Act of 2017 (“Section 162(m)”), generally limits the Company’s federal income tax deduction to $1 million per person per year for compensation paid to certain executive officers, including each of its named executive officers.

However, because the Company believes that many different factors influence a well-rounded, comprehensive executive compensation program, as discussed above, the Compensation Committee did not limit, and does not intend to limit in future years, the compensation of its executive officers to a level that is fully deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis for fiscal year 2021 with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and included in the Company’s Proxy Statement for filing with the SEC.

Compensation Committee
Anne M. Cooney (Chair)
Anne E. Bélec Donald M. Condon, Jr.
John C. Pfeifer
Robert W. Malone

V. SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by each named executive officer during the fiscal year ended December 31, 2021, and, to the extent that a named executive officer was a named executive officer of the Company for the fiscal years ended December 31, 2020 or December 31, 2019, total compensation for service to the Company during those years. In accordance with SEC rules and guidance, information for fiscal years prior to the year in which an individual first became a named executive officer is not required to be presented.

•	Actual payouts are presented in the “Salary” (before deferrals) and “Non-Equity Incentive Plan Compensation” (2021 STIP award payouts) columns.
•

The grant date fair value of equity-based grants awarded in 2021 is shown in the “Stock Awards” columns. Generally, the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years. Restricted Stock Units are time based and vest ratably over 3 years.

NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)	BONUS	STOCK AWARDS(2)	OPTION AWARDS(3)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION (5)	CHANGE IN PENSION VALUE & NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION(6)	TOTAL
Aaron H. Ravenscroft	2021	$800,000	$0	$2,500,009	$0	$1,535,200	$0	$117,568	$4,952,777
President & Chief Executive Officer	2020	$638,077	$0	$812,144	$208,987	$208,987	$0	$965,994	$2,834,188
	2019	$480,615	$0	$752,977	$179,533	$697,500	$0	$407,492	$2,518,118
David J. Antoniuk	2021	$522,700	$0	$1,202,510	$0	$752,296	$0	$58,564	$2,536,070
Executive Vice President & Chief Financial Officer	2020	$542,804	$0	$751,227	$193,312	$149,362	$0	$121,463	$1,758,168
	2019	$517,254	$0	$744,489	$177,516	$729,167	$0	$148,366	$2,316,792
Thomas L. Doerr, Jr.	2021	$400,000	$0	$780,027	$0	$460,560	$0	$29,128	$1,669,714
Executive Vice President, General Counsel and Secretary	2020	$415,385	$0	$487,294	$125,393	$91,440	$0	$30,919	$1,150,430
	2019	$392,308	$0	$423,555	$100,988	$446,400	$0	$29,606	$1,392,856
Leslie L. Middleton	2021	$388,032	$0	$750,014	$0	$446,743	$0	$40,738	$1,625,527
Executive Vice President, Americas and EU Mobile Cranes	2020	$378,982	$0	$253,054	$0	$63,965	$0	$18,942	$714,944

Terrance L. Collins	2021	$372,600	$0	$631,821	$0	$429,012	$0	$29,514	$1,462,947
Executive Vice President, Human Resources	2020	$386,931	$0	$394,707	$101,570	$85,176	$0	$31,055	$999,440
	2019	$368,723	$0	$457,443	$109,074	$415,822	$0	$30,270	$1,381,332

(1)

The 2020 earned Salary amount listed for Messrs. Antoniuk, Doerr, and Collins are slightly above their base salary for that year because the Company had 27 pay cycles in the year rather than its normal 26 pay cycles. The amount above base reflects one additional payroll occurring within the 2020 calendar year.

(2)

The amounts listed in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock unit, restricted stock, and performance share awards in accordance with ASC Topic 718. All named executive officers received restricted stock units in 2021. For these restricted stock unit awards, fair value is computed by multiplying the total number of shares subject to each award by the closing market price on the date of grant. For performance share awards, fair value is calculated based upon the probable outcome of the performance conditions, consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718. Performance shares are earned based on our financial performance over a three-year period, and vest following the third anniversary of the grant date if performance goals are met. The maximum values of the 2021 grants of performance shares at the grant date, assuming that the highest level of performance conditions are attained, are as follows: Mr. Ravenscroft — $2,500,009; Mr. Antoniuk — $1,202,510; Mr. Doerr — $780,027; Mr. Middleton — $750,014; and Mr. Collins — $631,821. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2021 in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

The amounts listed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted during the year in accordance with ASC Topic 718. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 17 to the Consolidated Financial Statements for the fiscal year ended December 31, 2021 in our Annual Report on Form 10-K filed with the SEC on February 22, 2022.

(4)	No Stock Options were issued in 2021.
(5)	Consists of cash awards made under the 2021 STIP. Reflects the amount earned for performance during 2021 but not paid until 2022.
(6)	Consists of the compensation described in the All Other Compensation Table, which follows this table.

All Other Compensation Table

VI. ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

NAME	YEAR	COMPANY CONTRIBUTIONS TO DEFINED CONTRIBUTION PLAN(1)	INSURANCE PREMIUMS(2)	SEVERANCE	CAR ALLOWANCE	COMPANY CONTRIBUTIONS UNDER DEFERRED COMPENSATION PLAN(3)	OTHER(4)	TOTAL
Aaron H. Ravenscroft	2021	$17,400	$792	$0	$12,000	$48,928	$38,449	$117,568
	2020	$17,100	$792	$0	$6,800	$93,490	$847,812	$965,994
	2019	$16,800	$792	$0	$0	$100,829	$289,071	$407,492
David J. Antoniuk	2021	$17,400	$1,640	$0	$10,800	$28,724	$0	$58,564
	2020	$17,100	$1,640	$0	$10,800	$89,038	$2,885	$121,463
	2019	$16,800	$1,640	$0	$10,800	$117,060	$2,067	$148,366
Thomas L. Doerr, Jr.	2021	$17,400	$928	$0	$10,800	$0	$0	$29,128
	2020	$17,100	$928	$0	$10,800	$0	$2,091	$30,919
	2019	$16,800	$928	$0	$10,800	$0	$1,078	$29,606
Leslie L. Middleton	2021	$17,400	$1,033	$0	$10,800	$11,505	$0	$40,738
	2020	$17,100	$0	$0	$1,800	$0	$42	$18,942

Terrance L. Collins	2021	$17,400	$1,314	$0	$10,800	$0	$0	$29,514
	2020	$17,100	$1,314	$0	$10,800	$0	$1,842	$31,055
	2019	$16,800	$1,314	$0	$10,800	$0	$1,356	$30,270
(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a profit-sharing component in which the Company provides an annual fixed percentage contribution of between 0% to 4% of eligible compensation to another defined contribution account.

(2)	Includes premiums paid for Supplemental Executive Long Term Disability Insurance.
(3)	For 2021, includes the Company’s contributions for 2021, which will be contributed to individual accounts in 2022.

For 2020, includes the Company’s contributions for 2020, which were contributed to individual accounts in 2021.

For 2019, includes the Company’s contributions for 2019, which were contributed to individual accounts in 2020.

(4)

For 2021, includes (a) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $23,042.66; (b) Vendor (Aires) Global Data Collection service fees: Mr. Ravenscroft - $810; (c) E&Y tax consulting fees: Mr. Ravenscroft - $1,538. (d) Taxable in kind, taxable moving expenses, and Tax equalization: Mr. Ravenscroft - $13,059.

For 2020, includes (a) expenses for commercial air flights for named executive officers’ families as well as meals and other expenses paid by the Company for the named executive officers, and their the spouses in attendance at the February 26, 2020 Board meetings: Mr. Ravenscroft — $923; Mr. Antoniuk — $2,885; Mr. Doerr — $2,091; Mr. Collins — $1,559; (b) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $735,536 which for 2020 included French taxes incurred for 2019 but paid in 2020 and 2020 French taxes incurred and paid in 2020, plus $105,155 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2020 will not be finally determined until after the filing of this Proxy Statement;  (d) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $6,198; and (e) gift certificate taxable fringe: Mr. Collins — $283; and Mr. Middleton — $42.

For 2019, includes (a) expenses for commercial air flights for named executive officers’ families as well as meals and other expenses paid by the Company for the spouses of the named executive officers in connection with attendance at the February 27, 2019 and October 30, 2019 Board meetings – Mr. Antoniuk – $2,067, Mr. Doerr – $1,078, and Mr. Collins –  $1,266 (b) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $208,333, plus $69,323 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2019 will not be finally determined until after the filing of this Proxy Statement; and (c) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $11,415.

VII. GRANTS OF PLAN-BASED AWARDS IN 2021

The following table sets forth the 2021 STIP awards and 2021 LTIP awards. Any STIP awards earned in 2021 were paid in the first quarter of 2021. Other than the equity awards disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2021.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER SHARE AWARDS: NUMBER OF SHARES OF	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND
NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)(1)	TARGET ($)(1)	MAXIMUM ($)(1)	THRESHOLD (#)(2)	TARGET (#)(2)	MAXIMUM (#)(2)	STOCK OR UNITS (#)(3)	UNDERLYING OPTIONS (#)(4)	AWARDS ($/SH)(4)	OPTION AWARDS(5)
Aaron H. Ravenscroft	STIP		$400,000	$800,000	$1,600,000
	Performance Shares	2/24/2021				33,034	66,068	132,136				$1,250,007
	Restricted Stock Units	2/24/2021							73,790			$1,250,003
David J. Antoniuk	STIP		$196,013	$392,025	$784,050
	Performance Shares	2/24/2021				15,890	31,779	63,558				$601,259
	Restricted Stock Units	2/24/2021							35,493			$601,251
Thomas L. Doerr, Jr.	STIP		$120,000	$240,000	$480,000
	Performance Shares	2/24/2021				10,307	20,614	41,228				$390,017
	Restricted Stock Units	2/24/2021							23,023			$390,010
Leslie L. Middleton	STIP		$116,400	$232,800	$465,600
	Performance Shares	2/24/2021				9,911	19,821	39,642				$375,013
	Restricted Stock Units	2/24/2021							22,137			$375,001
Terrance L. Collins	STIP		$111,780	$223,560	$447,120
	Performance Shares	2/24/2021				8,349	16,697	33,394				$315,907
	Restricted Stock Units	2/24/2021							18,649			$315,914

(1)

These amounts represent potential payments under the 2021 STIP; the actual amounts received (if any) are shown in the Summary Compensation Table above. The threshold amount reflects the total of the threshold payment levels that represent 50% of the target amount. The maximum amount reflects the total amount of maximum payment levels that represent 200% of the target amount.

(2)

These amounts represent potential payouts under the 2021 LTIP. The threshold amount reflects the total of the threshold payout levels that represent 50% of the target amount. The maximum amount reflects the total amount of maximum payout levels that represent 200% of the target amount.

(3)	The restricted stock units vest ratably over a three-year period, commencing on the first anniversary of the grant date.
(4)	No Stock options were issued in 2021
(5)	Reflects the grant date fair value of the awards granted in 2021 as computed under ASC Topic 718.

VIII. OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table sets forth the stock options, restricted stock units, and performance share awards previously granted to the named executive officers relating to our common stock that were outstanding at the end of 2021.

	OPTION AWARDS(1)(2)						STOCK AWARDS(1),(3)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(4)		OPTION EXERCISE PRICE ($)(5)	OPTION GRANT DATE	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK THAT HAVE NOT VESTED (#)(6)(7)(9)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($)(8)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(7)(9)(10)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(8)
Aaron H. Ravenscroft	24,753	0		$17.40	3/28/2016	3/28/2026
	20,205	0		$25.68	2/22/2017	2/22/2027
	17,760	0		$32.98	2/20/2018	2/20/2028
	14,829	7,418		$18.40	2/27/2019	2/27/2029
	13,019	26,044		$12.37	2/26/2020	2/26/2030
							103,007	$1,914,900	115,513	$2,147,387
David J. Antoniuk	21,851	0		$22.80	5/31/2016	5/31/2026
	35,516	0		$25.68	2/22/2017	2/22/2027
	21,612	0		$32.98	2/20/2018	2/20/2028
	14,663	7,334		$18.40	2/27/2019	2/27/2029
	12,043	24,090		$12.37	2/26/2020	2/26/2030
							63,350	$1,177,677	78,090	$1,451,693
Thomas L. Doerr, Jr.	10,929	0		$32.98	2/20/2018	2/20/2028
	8,341	4,173		$18.40	2/27/2019	2/27/2029
	7,811	15,627		$12.37	2/26/2020	2/26/2030
							40,064	$744,790	49,943	$928,440
Leslie L. Middleton	10,025	0	(9)	$17.40	3/28/2016	3/28/2026
	4,490	0		$25.68	2/22/2017	2/22/2027
	4,809	0		$32.98	2/20/2018	2/20/2028
	4,635	2,318		$18.40	2/27/2019	2/27/2029
							32,953	$612,596	32,747	$608,767
Terrance L. Collins	13,279	0		$28.24	4/10/2018	4/10/2028
	9,009	4,507		$18.40	2/27/2019	2/27/2029
	6,327	12,658		$12.37	2/26/2020	2/26/2030
							34,434	$640,128	41,824	$777,508

(1)

The number of shares of common stock underlying option awards and stock awards has been adjusted, with respect to awards granted prior to November 17, 2017, to account for the 1-for-4 reverse stock split that was effected on November 17, 2017.

(2)	Consists of options to purchase common stock of the Company under the Company’s 2013 Omnibus Incentive Plan.
(3)	Consists of restricted stock units and performance shares granted under the 2013 Omnibus Incentive Plan.
(4)

Unless otherwise noted in these footnotes, all unvested stock options referenced in this table vest 33% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the third anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant.

Outstanding Equity Awards at 2021 Fiscal Year-End

(6)	The grant dates and vesting dates for all restricted stock units that our named executive officers held at December 31, 2021 are as follows:

NAME	GRANT DATE	VESTING DATE	NUMBER OF UNITS/AWARDS
Aaron H. Ravenscroft	2/27/2019	2/27/2022	4,023 RSUs
	2/26/2020	2/26/2022	8,084 RSUs
		2/26/2023	8,086 RSUs
	2/24/2021	2/24/2022	24,594 RSUs
		2/24/2023	24,595 RSUs
		2/24/2024	24,601 RSUs
David J. Antoniuk	2/27/2019	2/27/2022	3,978 RSUs
	2/26/2020	2/26/2022	7,477 RSUs
		2/26/2023	7,480 RSUs
	2/24/2021	2/24/2022	11,829 RSUs
		2/24/2023	11,829 RSUs
		2/24/2024	11,835 RSUs
Thomas L. Doerr, Jr.	2/27/2019	2/27/2022	2,263 RSUs
	2/26/2020	2/26/2022	4,850 RSUs
		2/26/2023	4,852 RSUs
	2/24/2021	2/24/2022	7,673 RSUs
		2/24/2023	7,673 RSUs
		2/24/2024	7,677 RSUs
Leslie L. Middleton	2/27/2019	2/27/2022	1,258 RSUs
	2/26/2020	2/26/2022	3,368 RSUs
		2/26/2023	3,370 RSUs
	2/24/2021	2/24/2022	7,378 RSUs
		2/24/2023	7,379 RSUs
		2/24/2024	7,380 RSUs
Terrance L. Collins	2/27/2019	2/27/2022	2,444 RSUs
	2/26/2020	2/26/2022	3,929 RSUs
		2/26/2023	3,930 RSUs
	2/24/2021	2/24/2022	6,215 RSUs
		2/24/2023	6,216 RSUs
		2/24/2024	6,218 RSUs
(7)	The dates of expiration of the performance period and the vesting dates for all performance shares that our named executive officers held at December 31, 2021 are as follows:

NAME	INCENTIVE PLAN UNDER WHICH PERFORMANCE SHARES WERE GRANTED	DATE OF EXPIRATION OF PERFORMANCE PERIOD	VESTING DATE	NUMBER OF SHARES
Aaron H. Ravenscroft	2019 LTIP	12/31/2021	2/27/2022	9,024
	2020 LTIP	12/31/2022	2/26/2023	40,421
	2021 LTIP	12/31/2023	2/24/2024	66,068
David J. Antoniuk	2019 LTIP	12/31/2021	2/27/2022	8,922
	2020 LTIP	12/31/2022	2/26/2023	37,389
	2021 LTIP	12/31/2023	2/24/2024	31,779
Thomas L. Doerr, Jr.	2019 LTIP	12/31/2021	2/27/2022	5,076
	2020 LTIP	12/31/2022	2/26/2023	24,253
	2021 LTIP	12/31/2023	2/24/2024	20,614
Leslie L. Middleton	2019 LTIP	12/31/2021	2/27/2022	2,820
	2020 LTIP	12/31/2022	2/26/2023	10,106
	2021 LTIP	12/31/2023	2/24/2024	19,821
Terrance L. Collins	2019 LTIP	12/31/2021	2/27/2022	5,482
	2020 LTIP	12/31/2022	2/26/2023	19,645
	2021 LTIP	12/31/2023	2/24/2024	16,697

(8)	The market value is calculated by multiplying the closing price of our common stock on December 31, 2021 ($18.59) by the number of unvested shares.
(9)	Includes performance share awards granted in 2019 under the 2013 Omnibus Incentive Plan. The performance period expired at the end of 2021 at 37.4% of target.
(10)

Includes performance share awards granted in 2020 and 2021 under the 2013 Omnibus Incentive Plan. The performance periods expire at the end of 2022 and 2023 respectively. As of December 31, 2021, the performance trends for both grants are at target level, so the number of shares appearing here is the number of shares that would be awarded assuming target performance is achieved, pursuant to SEC requirements.

IX. OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table presents, for each named executive officer, the stock awards vested during 2021.

	OPTION AWARDS(1)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(2)	VALUE REALIZED ON VESTING ($)(3)
Aaron H. Ravenscroft	0	$0	12,104	$199,547
David J. Antoniuk	0	$0	11,453	$188,915
Thomas L. Doerr, Jr.	0	$0	7,112	$117,189
Leslie L. Middleton	0	$0	4,625	$76,083
Terrance L. Collins	0	$0	6,371	$105,225

(1)	During 2021, no named executive officer exercised any stock options.
(2)	Represents one third of the 2019 and 2020 restricted stock unit awards.
(3)

Represents the fair market value of the restricted stock units on their respective vesting dates. Fair market value is determined based on the closing price of the Company’s common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

X. NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2021.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(1)	REGISTRANT CONTRIBUTIONS IN LAST FY(2)	AGGREGATE EARNINGS (LOSS) IN LAST FY	AGGREGATE WITHDRAWALS / DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(3)
Aaron H. Ravenscroft	$92,199	$48,928	$146,087	$0	$922,411
David J. Antoniuk	$89,611	$28,724	$94,793	$0	$1,045,379
Thomas L. Doerr, Jr.	$0	$0	$0	$0	$0
Leslie L. Middleton	$11,641	$11,505	$1,194	$0	$12,835
Terrance L. Collins	$0	$0	$0	$0	$0

(1)

Reflects elective deferrals of compensation earned or payable in 2021. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table (as applicable).

(2)

The Company’s contributions for 2021 will be contributed to individual accounts in 2022.  These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table and the “Company Contributions Under Deferred Compensation Plan” column of the All Other Compensation Table.

(3)

Of the amounts reported in the “Aggregate Balance at Last FYE” column, the following amounts were previously reported in “the Summary Compensation Table” for the years 2019-2021 as follows: Mr. Ravenscroft - $243,247; Mr. Antoniuk - $234,821; Mr. Doerr - $0; Mr. Middleton - $11,505; Mr. Collins - $0.

Eligible participants in the Deferred Compensation Plan may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP. Credits to deferred compensation accounts may also include a Company contribution. For 2021, the Company contribution to the Deferred Compensation Plan consisted of a matching contribution on compensation above certain IRS limits under the 401(k) Retirement Plan. The matching contribution was calculated at the same rate as under the 401(k) Retirement Plan, at 100% on the first 3% of compensation deferred and 50% on the next 2% of compensation deferred. The Company also may make additional contributions at its discretion on an annual basis.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only the Company’s common stock). Transfers between the Company Stock Fund and the other funds are not permitted. Participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

Potential Payments Upon Termination or Change in Control

XI. POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Post-Employment Compensation

As discussed above, in February 2021, the Company entered into individual Employment Agreements with Messrs. Ravenscroft, Antoniuk, Middleton, Doerr, and Collins that, among other things, provide for severance payments following certain terminations of employment, both before and after a change of control.  Before the Company entered into the Employment Agreements, each of the named executive officers were party to a Contingent Employment Agreement that provided them with certain rights, including severance payments, following a change of control.  This section describes the terms of the Employment Agreements, which superseded the Contingent Employment Agreements effective February 11, 2021, and summarizes the provisions of the Contingent Employment Agreements that were in effect until February 11, 2021.

Employment Agreements.  The Employment Agreements, which replaced the Contingent Employment Agreements, provide employment terms and severance benefits before and after a change of control.  Specifically, the Employment Agreements provide titles for each executive officer and provides that the executive officers will have the normal duties, responsibilities and authority of such positions, subject to expansion or limitation by the Board of Directors’ (or, in the case of executive officers other than the Chief Executive Officer, by the Chief Executive Officer).

The Employment Agreements specify the base salaries and benefits that will be provided to each named executive officer during the term of the Employment Agreements, including eligibility for short- and long-term incentive compensation programs, the same other benefits that are made available to other employees in similar positions and reimbursement of reasonable business expenses.

The titles and initial base salaries of the named executive officers as specified in the Employment Agreements are listed in the 2021 Executive Compensation section of this Proxy Statement. The base salaries subject to adjustment from time to time as provided in the Employment Agreements.

The Employment Agreements do not have a fixed term, but will continue until terminated by the Company or the executive officer.  If the executive officer’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement”) or by the executive officer for “good reason” (as defined in the Employment Agreement) prior to a “change of control” (as defined in the Employment Agreement), then, if the executive officer executes a separation agreement, the executive officer will be entitled to (1) severance in the amount of one times (two times, in the case of the Chief Executive Officer) the total of the executive officer’s base salary plus target annual bonus, (2) a pro rata portion of the executive officer’s annual bonus for the year of the termination, based on the Company’s actual performance, (3) Company-paid COBRA coverage for 12 months (24 months in the case of the Chief Executive Officer) and (4) outplacement benefits and assistance for 12 months (24 months in the case of the Chief Executive Officer) up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).  In addition, unless a more favorable result is provided under the Company’s equity incentive plan or an award agreement, (a) unvested stock options or stock appreciation rights will vest on a pro rata basis and be exercisable for up to 12 months, (b) unvested restricted stock or restricted stock units will vest on a pro rata basis and (c) unearned performance shares or performance share units will be pro-rated and remain eligible to be earned based on actual performance through the end of the performance period.

The Employment Agreements define “cause” to include (1) the executive officer’s conviction of, or plea of guilty or nolo contendere to, certain crimes, (2) certain acts of fraud or dishonesty by the executive officer with respect to the Company or its affiliates, (3) the executive officer’s willful misconduct that the Company reasonably believes could be detrimental to the Company in a non-immaterial manner or reflect poorly on the Company, (4) the executive officer’s willful breach of certain sections in the Employment Agreement, (5) the executive officer’s failure to comply with certain Company policies or (6) the executive officer’s material breach of the Employment Agreement.

The Employment Agreements define “good reason” to include (1) the executive officer’s primary work location being moved by more than 50 miles, (2) a material reduction or diminution in the executive officer’s principal duties and responsibilities, (3) certain adverse changes in the executive officer’s total target compensation or (4) the Company’s material breach of the Employment Agreement.

The Employment Agreements define a “change of control” as the first to occur of (1) any person (subject to specified exceptions) becoming the beneficial owner of 30% or more of the combined voting power of the Company’s then outstanding securities, (2) the Company merging or consolidating with any other entity, subject to exceptions for mergers or consolidations that would not result in a change or more than 60% ownership or in any person acquiring more than 30% of the combined voting power of the Company’s then outstanding securities, (3) the Company or any subsidiary selling, assigning or otherwise transferring more than 50% of the Company’s assets, (4) the Company dissolving and liquidating substantially all of its assets or (5) a change in the majority of the Company’s Board of Directors (excluding changes resulting from new directors whose appointment or nomination was approved by a vote of at least two-thirds of the then-serving continuing directors).

Potential Payments Upon Termination or Change in Control

If the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason within the two-year period following a change of control, then, if the executive officer provides a separation agreement, the executive officer will be entitled to (1) severance in the amount of two times (three times, in the case of the Chief Executive Officer) the total of the executive officer’s base salary plus target annual bonus, (2) a pro rata portion of the executive officer’s annual bonus for the year of the termination, based on the Company’s actual performance, (3) health and medical insurance benefits for 24 months (36 months in the case of the Chief Executive Officer) and (4) outplacement benefits and assistance for 24 months (36 months, or such shorter period as may be required to comply with or be exempt from applicable tax regulations, in the case of the Chief Executive Officer), up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).  In addition, unless a more favorable result is provided under the Company’s equity incentive plan or an award agreement, (a) unvested stock options or stock appreciation rights will vest in full and be exercisable for up to 12 months, (b) unvested restricted stock or restricted stock units will vest in full and (c) unearned performance shares or performance share units will be deemed earned at the target level and fully vested.  These change of control termination benefits would also apply if the executive officer’s employment were terminated by the Company without cause within the six months prior to a change of control and the executive officer can reasonably demonstrate that the termination was in connection with or in anticipation of the change of control.

The Employment Agreements include customary confidentiality and restrictive covenant provisions, including non-solicitation, non-competition, non-interference and non-disparagement provisions.

Severance Arrangements Before Implementation of Employment Agreements.  Prior to the implementation of the Employment Agreements, the Company had entered into Contingent Employment Agreements with the named executive officers and certain other key executives, which provided for the executives’ continued employment for a specified “employment period” following a change in control (a three-year period for Mr. Ravenscroft and for a two-year period for the other executives). In addition, the arrangements provided for certain severance benefits in the event the executive was terminated without “cause” (as defined in the Contingent Employment Agreements) prior to the end of the employment period (as such, the Contingent Employment Agreements had a “double trigger”). The severance benefits under the Contingent Employment Agreements would have consisted of continuation of base salary for the remainder of the employment period, annual incentive bonus compensation (calculated at the target level) for the remainder of the employment period, full vesting of outstanding equity awards (assuming maximum performance goals were achieved, if applicable).

In addition, before the implementation of the Employment Agreements, the named executive officers were eligible for benefits under the Company’s severance pay plan that established a discretionary severance program across the Company whereby all severance benefits were provided at the Company’s sole discretion. Under the severance pay plan, the Board of Directors and the Compensation Committee had the sole authority to authorize any benefits under the plan to any officer of the Company.

As noted above, upon the effective date of the Employment Agreements in February 2021, the Contingent Employment Agreements were terminated and thereafter the only severance benefits that the named executive officers are eligible for are those set forth in the Employment Agreements.

Estimated Payments upon a Change of Control

The following table presents the estimated payouts that would be made upon a change of control coupled with a termination of employment (other than for cause or retirement), assuming the change of control occurred as of December 31, 2021 based on the terms of the executive officers’ Employment Agreements, which were the agreements in effect as of such date.

NAME	BASE SALARY(1)	ANNUAL INCENTIVE-BASED COMPENSATION(2)	STOCK OPTIONS(3)	RESTRICTED SHARES(4)	PERFORMANCE SHARES(5)	BENEFITS(6)	EXCISE TAX GROSS UP(7)	TOTAL
Aaron H. Ravenscroft	$2,400,000	$2,400,000	$163,403	$1,747,144	$1,358,929	$108,134	$0	$8,177,610
David J. Antoniuk	$1,045,400	$784,050	$151,233	$1,011,817	$1,103,818	$65,452	$0	$4,161,771
Thomas L. Doerr, Jr.	$800,000	$480,000	$97,993	$650,427	$680,636	$64,828	$0	$2,773,884
Leslie L. Middleton	$776,000	$465,600	$440	$560,172	$388,258	$61,580	$0	$2,252,051
Terrance L. Collins	$745,200	$447,120	$79,589	$538,218	$619,444	$64,800	$0	$2,494,370

(1)	Represents three times Mr. Ravenscroft’s and two times each of the other named executive officer’s base salary on December 31, 2021.
(2)	Represents three times Mr. Ravenscroft’s and two times each of the other named executive officer’s target cash incentive compensation under the 2021 STIP.

Potential Payments Upon Termination or Change in Control

(3)	Represents the value of unvested stock options based on the closing price ($18.59) of the Company's common stock on December 31, 2021.
(4)	Represents the value of unvested restricted stock units and restricted shares based on the closing price ($18.59) of the Company’s common stock on December 31, 2021.
(5)

Amounts shown assume that the surviving entity in the change of control did not assume the equity-based awards and represent the value of (a) performance shares for the 2019-2021 performance cycle, which were earned at 37.4%, and (b) other unvested performance shares, prorated and based on performance at year-end, which for the 2020-2022 performance cycle is projected below threshold and is shown at 100% of target and for the 2021-2023 performance cycle is projected at target and is shown at 100% of target. These values are based on the closing price ($18.59) of the Company’s common stock on December 31, 2021.

If the surviving entity in a change of control assumes the equity-based awards, but employment is terminated without cause or for good reason within 24 months (36 months in the case of Mr. Ravenscroft) following the change of control, awards will be deemed earned in full and as if the performance goals provided under such awards were met at 100% of their target.

(6)

Represents three times in the case of Mr. Ravenscroft and two times in the case of each of the other named executive officers, the value of annual benefits (including group life insurance, hospitalization and medical insurance) provided to such named executive officer. Also representing outplacement benefits and assistance for 12 months (24 months in the case of the Chief Executive Officer) up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).

(7)	The Company does not provide excise tax gross-ups under the Contingent Employment Agreements.

Estimated Severance Payments

The following table presents the estimated payouts that would be made if upon a termination of employment before a change of control by the Company without “cause” or by the executive for “good reason,” assuming such termination occurred as of December 31, 2021, based on the terms of the Employment Agreements.

NAME	BASE SALARY(1)	ANNUAL INCENTIVE-BASED COMPENSATION (2)	STOCK OPTIONS(3)	RESTRICTED SHARES(4)	PERFORMANCE SHARES(5)	BENEFITS(6)	TOTAL
Aaron H. Ravenscroft	$1,600,000	$1,600,000	$104,866	$1,081,169	$910,352	$88,756	$5,385,144
David J. Antoniuk	$522,700	$392,025	$97,086	$663,532	$660,298	$45,226	$2,380,868
Thomas L. Doerr, Jr.	$400,000	$240,000	$62,871	$424,671	$428,314	$44,914	$1,600,770
Leslie L. Middleton	$372,600	$232,800	$428	$353,284	$248,071	$43,290	$1,250,473
Terrance L. Collins	$388,000	$223,560	$51,134	$355,037	$346,933	$44,900	$1,409,563
(1)	Represents two times Mr. Ravenscroft's and one times each of the other named executive officer's base salary on December 31, 2021.
(2)

Represents two times Mr. Ravenscroft's and one times each of the other named executive officer's target cash incentive compensation under 2021 STIP.  Under the terms of the Employment Agreements, each executive would also be entitled to a pro-rata portion of the annual bonus earned for the year in which the termination occurs, based on actual performance, payable at the end of the performance period.  Assuming that terminations occurred on December 31, 2021, each named executive officer would be entitled to receive the amount already shown in the "Non-Equity Incentive Plan" column of the Summary Compensation Table pursuant to such provision.

(3)	Represents the value of the vesting of a pro-rata portion of unvested stock options based on the closing price ($18.59) of the Company's common stock on December 31, 2021.
(4)	Represents the value of the vesting of a pro-rata portion of unvested restricted stock units based on the closing price ($18.59) of the Company's common stock on December 31, 2021.
(5)

Represents the value of the vesting of a pro-rata portion of the unearned 2020 and 2021 performance share units based on the closing price ($18.59) of the Company's common stock on December 31, 2021 assuming target performance goals were achieved.

(6)

Represents the cost to the Company of providing Company-paid COBRA continuation coverage for 24 months for Mr. Ravenscroft and 12 months for all the other named executive officers. Also representing outplacement benefits and assistance for 12 months (24 months in the case of the Chief Executive Officer) up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).

XII. CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of The Company’s employees and the annual total compensation of Mr. Ravenscroft, the Company’s Chief Executive Officer.  For the year ended December 31, 2021:

•	The annual total compensation of our median employee was reasonably estimated to be $53,696; and
•	The annual total compensation of Mr. Ravenscroft was $4,952,777

Based on this information, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of its median employee is estimated to be 92 to 1.

For 2021, we re-identified the Company’s median employee using a multi-step process.  First, the Company examined the base salaries and wages of all individuals employed on December 31, 2021 (other than Mr. Ravenscroft), whether full-time, part-time, or on a seasonal basis to identify the median base salary of all employees. The Company annualized wages and salaries for all permanent employees who were hired after January 1, 2021, as permitted by SEC rules, and converted all employees’ salaries or wages into U.S. dollars based on the applicable foreign exchange rate on December 31, 2021.  The Company then identified the median base salary and found that multiple employees were paid the median base salary in 2020. The Company selected an individual from this group whom it believed to be representative of the employee population to serve as the Company’s median employee and calculated their total compensation according to the same rules used to calculate the total compensation of the Company’s named executive officers reported in the Summary Compensation Table, which did not include the value of widely available welfare benefits.

To calculate the ratio, the Company divided Mr. Ravenscroft’s annual total compensation by the annual total compensation of its median employee.  To calculate Mr. Ravenscroft’s annual total compensation, the Company used the amount reported in the “Total” column of its Summary Compensation Table for 2021.

XIII. MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the 2022 Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement.  If other matters do properly come before the 2022 Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s Proxy Materials for the 2023 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received no later than November 24, 2022, at the Company’s principal executive offices, One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, directed to the attention of our Secretary.

Under the Company’s Restated By-laws, written notice of shareholder proposals for the 2023 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in the 2023 Annual Meeting Proxy Materials (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not prior to January 8, 2023 nor after February 2, 2023, directed to the attention of our Secretary, and such notice must contain the information specified in the Company’s Restated By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available online at www.proxyvote.com and also through the Company’s website: www.manitowoc.com.  In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request.  Such requests should be addressed to our Secretary, The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224.

Householding Information

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce the Company’s printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.  If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Secretary (in writing: The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, by telephone: 414-760-4600) with the names in which all accounts are registered.  If you participate in householding and wish to receive a separate copy of the 2021 Annual Report or this Proxy Statement, please contact the Company’s Secretary at the above address or phone number.  The Company will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend by virtual presence online at the 2022 Annual Meeting, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin, March 24, 2022

Annex A:  Non-GAAP Reconciliation

Adjusted EBITDA and Adjusted EBITDA Percent

The reconciliation provided below reconciles Adjusted EBITDA excluding acquisitions (a non-GAAP financial measure) to Adjusted EBITDA including acquisitions (a non-GAAP financial measure) and further to Net income (the most directly comparable GAAP financial measure), and Adjusted EBITDA Percent for the years ended December 31, 2021 (in millions).

YEAR ENDED DECEMBER 31,
2021
Adjusted EBITDA excluding acquisitions	$112.8
Adjusted EBITDA from acquisitions	3.2
Adjusted EBITDA including acquisitions	116.0
Interest expense and amortization of deferred financing fees	(30.4)
Provision for income taxes	(6.1)
Depreciation expense	(45.5)
Amortization of intangible assets	(1.4)
Restructuring income	1.1
Asset impairment expense	(1.9)
Other non-recurring charges(1)	(21.8)
Other (income) expense – net(2)	1.0
Net income	$11.0
Net sales	$1,720.2
Adjusted EBITDA including acquisitions percent	6.7%
(1)

Other non-recurring charges for the year ended December 31, 2021, relate to acquisition costs, certain purchase accounting impacts from the acquisitions, a write-off of a long-term note receivable resulting from the 2014 divestiture of the Company's Chinese joint venture and costs associated with a legal matter with the U.S. Environmental Protection Agency (“EPA”). Costs are included in engineering, selling and administrative expenses or cost of sales.

(2)	Other (income) expense – net includes net foreign currency gains (losses), other components of net periodic pension costs, costs associated with a legal matter and other miscellaneous items.

Net Working Capital as a % of sales

The table below shows the reconciliation of Net Working Capital as a % of sales to Adjusted net working capital as a % of sales as of and for the year ended December 31, 2021.

	YEAR ENDED DECEMBER 31,
	2021
	As reported	Adjustments (1)	Adjusted net working capital
Accounts receivable - net	$236.1	(21.6)	$214.5
Inventories - net	576.8	(51.8)	525.0
Accounts payable and accrued expenses	(413.4)	21.8	(391.6)
Working capital	$399.5		$347.9
Net sales	1,720.2	(26.7)	1,693.5
Working capital as a % of sales	23.2%		20.5%
(1)

Adjustments reflect the impact from the acquired businesses on the year ended December 31, 2021 as reported working capital and net sales and the removal of certain accrued expenses associated with a legal matter with the U.S. EPA.

A-1

Manitowoc ® THE MANITOWOC COMPANY, INC. ONE PARK PLAZA 11270 WEST PARK PLACE, SUITE 1000 MILWAUKEE, WISCONSIN 53224 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MTW2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D72787-P65593KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE MANITOWOC COMPANY, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Anne E. Bélec 02) Robert G. Bohn 03) Anne M. Cooney 04) Amy R. Davis 05) Kenneth W. Krueger 06) Robert W. Malone 07) C. David Myers 08) John C. Pfeifer 09) Aaron H. Ravenscroft For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. An advisory vote to approve the compensation of the Company's named executive officers. NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D72788-P65593 THE MANITOWOC COMPANY, INC. Annual Meeting of Shareholders May 3, 2022 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Aaron H. Ravenscroft and Thomas L. Doerr, Jr., and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment or postponement of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes for 401(k) participants must be received by 10:59 PM, Central Time, April 28, 2022. Continued and to be signed on reverse side